Exhibit 2.1
BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER
by and among
KONECRANES PLC
KONECRANES, INC.
KONECRANES ACQUISITION COMPANY LLC
and
TEREX CORPORATION
Dated as of August 10, 2015

Annex I – Defined Terms
Annex II – Drop Down Assets
Annex III – Form of Certificate of Incorporation of the Surviving Corporation
Annex IV – Form of AoA Amendment

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER
This BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 10, 2015, is by and among Konecranes Plc, a Finnish public company limited by shares ("Kappa"), Konecranes, Inc., a Texas corporation and an indirect wholly owned subsidiary of Kappa ("Kappa, Inc."), Konecranes Acquisition Company LLC, a Delaware limited liability company and a newly formed, wholly owned subsidiary of Kappa, Inc. ("Merger Sub"), and Terex Corporation, a Delaware corporation ("Theta").
RECITALS
WHEREAS, Theta and Kappa desire to effect a strategic combination of their businesses;
WHEREAS, the respective Boards of Directors of Theta and Kappa deem it advisable and in the best interests of each corporation and its respective stockholders that Theta and Kappa engage in such business combination in order to advance the long-term strategic business interests of each of Theta and Kappa;
WHEREAS, the respective Boards of Directors of Theta and Kappa have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Merger in accordance with the applicable provisions of Delaware Law;
WHEREAS, the Board of Directors of each of Kappa and Kappa, Inc., with respect to Kappa, Inc. and in its capacity as the sole member of Merger Sub, have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Share Issuance, and determined that this Agreement and the transactions contemplated hereby (including the Merger and the Share Issuance) are in the respective best interests of Kappa, Kappa, Inc. and Merger Sub, as the case may be, and the stockholders of Kappa;
WHEREAS, the Board of Directors of Theta has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of Theta and its stockholders; and
WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with this Agreement,
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1                          Certain Defined Terms.
(a)        As used in this Agreement, the following terms have the meaning specified in this Section 1.1.
"Affiliate" means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.
"Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, EC Council Regulation No. 139/2004 and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
"Beneficial Owner" means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security.
"Benefit Plan" means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom or other stock based award, severance or termination pay, retention, change in control, fringe benefit, employee loan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of 3(37) of ERISA), program, agreement (including employment agreements) or arrangement, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by (i) Theta or Kappa, (ii) any Subsidiary of Theta or Kappa or (iii) any ERISA Affiliate of Theta or Kappa, for the benefit of any current or former employee, director or member of Theta or Kappa or any Subsidiary of Theta or Kappa, other than any plan, program, agreement or arrangement mandated by applicable Law.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in (i) Helsinki, Finland and (ii) New York, New York, United States of America.
"CFIUS Approval" means that any of the following shall have occurred:  (1) the thirty (30)-day review period under Exon-Florio commencing on the date that the filing of a notice accepted by CFIUS shall have expired and parties shall have received written notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a "covered transaction" under Exon-Florio or there are no unresolved national security concerns, (2) an investigation shall have been commenced after such thirty (30)-day review period and CFIUS shall have determined to conclude all deliberative action under Exon-Florio without sending a report to the President of the United States, and parties shall have received written notice from CFIUS that either the transactions contemplated hereby do not constitute a "covered transaction" under Exon-Florio or there are no unresolved national security concerns, or (3) CFIUS shall have sent a report to the President of the United States requesting the President's decision and either (A) the period under Exon-Florio during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.
"Code" means the U.S. Internal Revenue Code of 1986, as amended.
"Constituent Documents" means, with respect to any entity, its deed, certificate or articles of incorporation, articles of association, bylaws, and any similar charter or other organizational documents of such entity.
"Contract" means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.
"Drop Down Assets" means  assets, business operations and liabilities of Kappa as specified in Annex II hereto.
"Drop Down Tax Ruling" means a final ruling issued by the Finnish Tax Administration confirming that the Asset Drop Down will qualify as a tax neutral transfer of assets described in Section 52 d on the Act of the Taxation of Business Income and will not result in a requirement for an immediate payment of Finnish Tax.
"Drop Down Ruling Request" means the application to the Finnish Tax Administration for the Drop Down Tax Ruling, substantially in the form agreed by the parties prior to the date hereof.
"Environmental Law" means any foreign, federal, state or local Law regulating or relating to the protection of human health or safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, environmental contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.
"Environmental Permit" means any permit, license, registration, authorization or consent of any Governmental Entity and required pursuant to applicable Environmental Laws.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
"ERISA Affiliate" means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001 of ERISA.
"Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, performance and consummation of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus and the Kappa EGM Documents and the solicitation of shareholder approvals, the securing, obtaining and maintaining of financing and all other matters related to the transactions contemplated hereby and thereby.
"Financing" means any debt financing obtained by Theta, Kappa or any of their respective Subsidiaries for the purpose of refinancing, extending or modifying the terms of their existing debt or otherwise providing financing in anticipation of the Merger.
"Foreign Merger Control Laws" means the Antitrust Laws in the following jurisdictions that relate to merger control: European Union, China, Russia, South Africa, Turkey, Ukraine, Colombia, Canada, and India.  Foreign Merger Control Law shall include the EC Council Regulation No. 139/2004.
"Hazardous Substances" means (a) any petrochemical or petroleum distillates or by-products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; or (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect.
"Intellectual Property" means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, (f) rights of publicity, privacy and rights to personal information, (vi) moral rights and rights of attribution and integrity, (g) all rights in the foregoing and in other similar intangible assets and (h) all applications and registrations for the foregoing.
"IRS" means the U.S. Internal Revenue Service.
"Joint Venture" means each unconsolidated joint venture of a Person and its Subsidiaries accounted for as an associate which had revenues over $100 million (or €91 million for any Joint Venture of Kappa) during such joint venture's 2014 fiscal year.
"Kappa Contracts" means (i) any Contract falling in any of the descriptions set forth in  Section 1.1 of the Kappa Disclosure Letter, excluding any such Contract that has expired or been terminated or otherwise no longer in effect and (ii) any joint venture agreements, strategic partnership agreements, limited liability company operating agreements and partnership agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture to which Kappa or any of its Subsidiaries is a party that terminates by its terms, gives the counterparty a right to terminate, or requires the consent of the counterparty thereto, in connection with the transactions contemplated by this Agreement.
"Kappa Financial Statements" means the consolidated financial statements of Kappa and the Kappa Subsidiaries included in the Kappa Reports together, in the case of year-end statements, with reports thereon by Ernst & Young Oy, the independent auditors of Kappa for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.
"Kappa Intervening Event" means any material event, change, development, occurrence, effect or states of facts occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of Kappa as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Acquisition Proposal with respect to Kappa.
"Kappa Shares" means the registered ordinary shares of Kappa, with no nominal value.
"Law" (and with the correlative meaning "Laws") means any rule, regulation, statute, Order, ordinance, convention, directive, requirement, policy or code promulgated, issued, enacted, adopted, implemented or otherwise put into effect by any Governmental Entity, including any securities law.
"Material Adverse Effect" means, with respect to Theta or Kappa, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts has or is reasonably expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party, such party's Subsidiaries and Joint Ventures, taken as a whole; provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a material adverse effect:  any change, development, event, occurrence, effect or state of facts arising out of or resulting from (a) any change in capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (b) any change in geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (c) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (d) any change in applicable Law, regulation, GAAP or IFRS (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement, (e) any change in general conditions in the industries in which such party and its Subsidiaries and Joint Ventures operate, (f) the failure, in and of itself, of such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the market price, credit rating or trading volume of such party's securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change, either alone or in combination, may be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect), and (g) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any lawsuit in respect of this Agreement or the transactions contemplated hereby, the taking of any action required or expressly contemplated by the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of such party or any of such party's Subsidiaries or Joint Ventures, except, in the cases of clauses (a), (b), (d), and (e), to the extent that such party and such party's Subsidiaries and Joint Ventures, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which such party and such party's Subsidiaries and Joint Ventures operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).
"Material Antitrust Approvals" means (i) expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (ii) approval pursuant to EC Council Regulation No. 139/2004.
"Non-Overlapping Business" means any business (without regard to the geographical location in which such business is conducted) engaged in by (i) Theta that is not engaged in by Kappa and that is set forth in Section 1.1 of the Theta Disclosure Letter or (ii) Kappa that is not engaged in by Theta and that is set forth in Section 1.1 of the Kappa Disclosure Letter.
"Order" means any order, writ, injunction, judgment, decree, ruling, opinion, decision, determination, directive, award or settlement of any Governmental Entity, whether civil, criminal or administrative.
"Party" means Kappa or Theta, as applicable.
"Permitted Liens" means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP or IFRS, as applicable, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Government Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords' Liens and Liens granted to landlords under any lease, (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the most recent balance sheet included in the Theta Financial Statements (in the case of Liens applicable to Theta or any of its Subsidiaries) or the most recent balance sheet included in the Kappa Financial Statements (in the case of Liens applicable to Kappa and its Subsidiaries), or the notes thereto, (x) deposits to secure the performance of bids, trade,  leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations  of a like nature, in each case incurred in the ordinary course of business. (xi) customary rights of  set off, bankers' Liens, refunds or charge backs, under deposit agreements or applicable law, of  banks or other financial institutions (other than deposits intended as cash collateral) in the  ordinary course of business, (xii) Liens in favor of customs and revenue authorities arising as a  matter of law to secure payment of customs duties in connection with the importation of goods, or (xiii) any Liens that are not material to Theta and its Subsidiaries or Kappa and its Subsidiaries, as applicable, taken as a whole.
"Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or other organizational form.
"Regulatory Authority" means any and all relevant United States, Finnish, European Union, European Free Trade Association and other regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context.
"Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, including the moving of any Hazardous Substances through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.
"Securities" means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.
 "Subsidiary" means, with respect to any Person, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.
"Substantial Detriment" means a material adverse effect on the financial condition, business or results of operations of a company the size of (and with results of operations equal to those of) Kappa and its Subsidiaries, taken as a whole, before the Effective Time (excluding, for the avoidance of doubt, Theta and its Subsidiaries); provided that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Substantial Detriment, impacts of such actions, terms and conditions on Theta and Kappa or any of their respective Subsidiaries shall be aggregated.
"Tax" (and with the correlative meaning "Taxes") means any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.
"Tax Return" means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.
"Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
"Theta Contracts" means (i) any Contract to which Theta or any of its Subsidiaries is a party that is required to be filed by Theta with the SEC pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act, excluding any such Contract that has expired or been terminated or otherwise no longer in effect and (ii) any joint venture agreements, strategic partnership agreements, limited liability company operating agreements and partnership agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture to which Theta or any of its Subsidiaries is a party that terminates by its terms, gives the counterparty a right to terminate, or requires the consent of the counterparty thereto, in connection with the transactions contemplated by this Agreement.
"Theta Financial Statements" means the consolidated financial statements of Theta and the Theta Subsidiaries included in the Theta Reports together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers LLP, the independent auditors of Theta for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders' equity and a consolidated statement of cash flows, and accompanying notes.
"Theta Intervening Event" means any material event, change, development, occurrence, effect or states of facts occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of Theta as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Acquisition Proposal with respect to Theta.
"Willful Breach" means a breach, or a failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a breach of this Agreement.
ARTICLE II
THE MERGER
Section 2.1                          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), and the Limited Liability Company Act of the State of Delaware (the "DLLCA"), at the Effective Time, Merger Sub shall merge with and into Theta (the "Merger"), the separate corporate existence of Merger Sub shall thereupon cease and Theta shall be the surviving corporation in the Merger (the "Surviving Corporation").  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.  After the Merger, subject to Section 3.1(b), the Surviving Corporation shall be a wholly owned Subsidiary of Kappa, Inc.
Section 2.2                          Closing.  The closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, the United States, on the third (3) Business Day following the date on which the last of the conditions set forth in ARTICLE IX hereof shall be satisfied, or, to the extent not prohibited by Law, waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of those conditions) unless a later date or place is agreed to by Theta and Kappa (the "Closing Date").
Section 2.3                          Effective Time.
(a)        Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Kappa, Inc., Merger Sub and Theta shall file, or cause to be filed, a certificate of merger relating to the Merger (the "Certificate of Merger") with the Secretary of State of Delaware, in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and the DLLCA.
(b)        The Merger shall become effective at (i) the date and time on which the Certificate of Merger is duly filed with the Secretary of State of Delaware as required to effect the Merger, or (ii) such subsequent date and time as Theta and Kappa shall agree and as shall be specified in the Certificate of Merger (such time that the Merger shall become effective being the "Effective Time").
Section 2.4                          Certificate of Incorporation and By-laws.
(a)        The certificate of incorporation of Theta, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read in the form of Annex III and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to compliance with Section 7.10).  The bylaws of Theta in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to compliance with Section 7.10).
ARTICLE III

EFFECT ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES
Section 3.1                          Effect of the Merger on Capital Stock.
(a)        As a result of the Merger and the transactions contemplated by Section 3.1(b) and without any action on the part of Theta, Kappa, Kappa, Inc. or Merger Sub or the holders of any capital stock of Theta or Merger Sub, at the Effective Time:

(i)     All limited liability company interests of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one hundred (100) fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation.
(ii)    Each share of common stock, par value $0.01 per share, of Theta (the "Theta Common Stock"), issued and outstanding immediately prior to the Effective Time that is owned by Theta or its Subsidiaries and each share of Theta Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Kappa, Kappa, Inc., Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)     Subject to Section 3.2(e), each share of Theta Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)(ii)), shall be converted into the right to receive from Kappa on behalf of Kappa, Inc. 0.8000 (the ratio of such number to 1, the "Exchange Ratio") validly issued, fully paid and nonassessable Kappa Shares (such Kappa Shares into which shares of Theta Common Stock are converted pursuant to this Section 3.1(a)(iii), together with any cash paid in lieu of fractional shares pursuant to Section 3.2(e), the "Merger Consideration").  All shares of Theta Common Stock converted pursuant to this Section 3.1(a)(iii), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such shares of Theta Common Stock, and each holder of any such share of Theta Common Stock which immediately prior to the Effective Time was registered on the stock transfer books of Theta in uncertificated form, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such shares of Theta Common Stock in accordance with Section 3.2(c), without interest.

(iv)     Each holder of shares of Theta Common Stock shall be deemed to have subscribed for Kappa Shares to be issued by Kappa on behalf of Kappa, Inc. as provided for by the Finnish Companies Act (624/2015, as amended from time to time).
(b)        If, between the date of this Agreement and the Effective Time, the number of outstanding shares of Theta Common Stock or the outstanding Kappa Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Theta Common Stock the same economic effect as contemplated by this Agreement prior to such event.
(c)        In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Theta Common Stock in connection with the Merger.
(d)        Should it not be reasonably possible to list Kappa ordinary shares on the New York Stock Exchange (the "NYSE") or another U.S. national securities exchange reasonably acceptable to Kappa and Theta (the "US Exchange") in connection with the consummation of the Merger, all Kappa Shares to be delivered to the Exchange Agent on behalf of Kappa, Inc. pursuant to Section 3.2(a) shall be delivered in the form of American Depositary Shares, each representing the right to one Kappa Share (or such other number of Kappa Shares as Kappa, Inc., Kappa and Theta may determine to be the optimum number of Kappa Shares) (the "Kappa ADSs").  The Kappa ADSs shall be issued pursuant to a Deposit Agreement, in form and substance reasonably acceptable to Theta, Kappa, Inc. and Kappa to be entered into by Kappa with an institution reasonably acceptable to Theta and Kappa, as Depository, and the owners and holders from time to time of Kappa ADSs, as amended.  As of the Effective Time, Kappa and Theta shall pay all costs, expenses and taxes imposed in connection with the issuance or creation of the Kappa ADSs to be issued in connection with the Merger.
Section 3.2                          Exchange of Certificates.
(a)        Prior to the Effective Time, Kappa, Kappa, Inc. and Theta shall appoint a commercial bank or trust company to be mutually agreed upon to act as exchange agent (the "Exchange Agent") for the purpose of exchanging (i) certificates that immediately prior to the Effective Time evidenced shares of Theta Common Stock ("Certificates") or (ii) uncertificated shares of Theta Common Stock represented by book-entry ("Book-Entry Shares"), in each case, for the aggregate Merger Consideration issuable and payable with respect to such shares of Theta Common Stock pursuant to an exchange agent agreement that is reasonably acceptable to Theta, Kappa and Kappa, Inc.  Kappa, on behalf of Kappa, Inc., shall deposit, or shall cause to be deposited, with the Exchange Agent at or prior to the Effective Time, (x) evidence of deposit of Kappa Shares, that will be issued in book-entry form pursuant to Section 3.1 immediately after the Effective Time, in the form of (A) a resolution of the Kappa Shareholders Meeting on the Share Issuance, (B) a resolution of the Kappa Board on the Share Issuance, (C) a draft confirmation by Kappa's auditor that adequate consideration for the Kappa Shares to be issued under the Share Issuance will be received as of the Effective Time and (D) a draft notification to the Finnish Trade Register cleared in advance with the Finnish Trade Register with respect to such Kappa Shares, and (y) Kappa, Inc. shall deposit, or shall cause to be deposited, with the Exchange Agent at or prior to the Effective Time, cash sufficient for the payment of cash in lieu of fractional Kappa Shares pursuant to Section 3.2(e).  Immediately after the Effective Time, Kappa, on behalf of Kappa, Inc., shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Theta Common Stock that have the right to receive the Merger Consideration, all of such Kappa Shares referenced to in item (x) of the immediately preceding sentence.  All such Kappa Shares and cash deposited with the Exchange Agent pursuant to this Section 3.2(a) is hereinafter referred to as the "Exchange Fund."
(b)        As soon as reasonably practicable (but in any event within two (2) Business Days) after the Effective Time, Kappa, Inc. shall cause the Exchange Agent to mail to each holder of Certificates or Book-Entry Shares whose shares were converted pursuant to Section 3.1(a)(iii) into the right to receive the Merger Consideration (A) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to Kappa, Kappa, Inc. and Theta and shall specify that the delivery shall be effected, and risk of loss and title in respect of the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions to effect the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration and any dividends or other distributions payable in respect thereof pursuant to Section 3.2(c).  Upon proper surrender of a Certificate or Book-Entry Share to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (x) Kappa Shares representing that number of whole Kappa Shares that such holder has the right to receive in respect of the aggregate number of shares of Theta Common Stock previously represented by such Certificate or Book-Entry Share pursuant to Section 3.1 and (y) a check representing cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 3.2(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 3.2(c).  Until surrendered as contemplated by this Section 3.1(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder of such Certificate or Book-Entry Share has the right to receive in respect thereof pursuant to Section 3.1 (and cash in respect of any dividends or other distributions pursuant to Section 3.2(c)).  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.
(c)        No dividends or other distributions declared or made with respect to Kappa Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Kappa Shares deliverable upon surrender thereof until the surrender of such Certificate or Book-Entry Share in accordance with this ARTICLE III.  Subject to escheat or other applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole Kappa Shares that such holder has the right to receive pursuant to Section 3.1(a)(iii) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such number of whole Kappa Shares that such holder has the right to receive pursuant to Section 3.1(a)(iii).
(d)        The Kappa Shares delivered and cash paid in accordance with the terms of this ARTICLE III upon conversion of any shares of Theta Common Stock shall be deemed to have been delivered and paid by Kappa on behalf of Kappa, Inc. in full satisfaction of all rights pertaining to such shares of Theta Common Stock.  From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Theta other than the right to receive the Merger Consideration and any dividends or other distributions that holders have the right to receive upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(c), without interest, and (ii) the stock transfer books of Theta shall be closed with respect to all shares of Theta Common Stock outstanding immediately prior to the Effective Time.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Theta Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Theta Common Stock are presented to the Surviving Corporation, Kappa, Kappa, Inc. or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this ARTICLE III.
(e)        No fractional Kappa Shares will be delivered in connection with the Merger, no certificates or scrip representing fractional Kappa Shares shall be delivered upon the conversion of Theta Common Stock pursuant to Section 3.1, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Kappa Shares.  Notwithstanding any other provision of this Agreement, each holder of shares of Theta Common Stock converted pursuant to Section 3.1 who would otherwise have been entitled to receive a fraction of a Kappa Share shall receive from the Exchange Agent, in lieu thereof, cash (without interest) in an amount representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of Kappa Shares which would otherwise be delivered (the "Excess Kappa Merger Shares").  The sale of the Excess Kappa Merger Shares by the Exchange Agent shall be executed on the US Exchange, through one or more member firms of such exchange.  Until the net proceeds of such sale or sales have been distributed to such holders of shares of Theta Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Fractional Interests Trust").  Kappa, Inc. shall pay all commissions, transfer Taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Excess Kappa Merger Shares.  The Exchange Agent shall determine the portion of the Fractional Interests Trust to which each holder of shares of Theta Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Fractional Interests Trust by a fraction, the numerator of which is the amount of fractional interests to which such holder of shares of Theta Common Stock is entitled and the denominator of which is the aggregate amount of fractional interests to which all holders of shares of Theta Common Stock are entitled.  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Theta Common Stock in lieu of fractional interests, the Exchange Agent shall make available such amounts to such holders of shares of Theta Common Stock.  Any such sale shall be made within ten (10) Business Days or such shorter period as may be required by applicable Law after the Effective Time.
(f)        If, for any reason (including losses), the Exchange Agent shall not have sufficient funds or Kappa Shares to pay the amounts to which holders of Theta Common Stock are entitled under this ARTICLE III, Kappa, Inc. and the Surviving Corporation shall take all steps necessary to promptly deposit with the Exchange Agent additional cash and shall cause Kappa, on behalf of and for the benefit of Kappa, Inc., to take all steps necessary to promptly deposit with the Exchange Agent Kappa Shares sufficient to make all payments required under this ARTICLE III.  Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Kappa, Inc. or its designee upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this ARTICLE III shall thereafter look only to Kappa, Inc. for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this ARTICLE III.
(g)        None of Theta, Kappa, Kappa, Inc., Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this ARTICLE III that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Kappa, Inc. or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(h)        Any cash in the Exchange Fund may only be invested by the Exchange Agent in accordance with the exchange agent agreement, provided that, subject to Section 3.2(g), no such investment or losses thereon shall affect the cash payable to holders of Certificates or Book-Entry Shares.  Any interest or other amounts received with respect to such investments shall be paid to Kappa, Inc.
(i)        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Kappa, Inc. or the Exchange Agent, the posting by such Person of a bond in such amount as Kappa, Inc. or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(g), Kappa, Inc.) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.
(j)        In the event Kappa ADSs (instead of Kappa Shares) are issued pursuant to Section 3.1(d), any reference to Kappa Shares in this Section 3.2 shall be deemed to refer to Kappa ADSs instead where appropriate.
Section 3.3                          Effect of the Merger on Theta Stock Options and Awards.
(a)        Each option to purchase shares of Theta Common Stock (a "Theta Stock Option") granted under the employee and director stock plans of Theta (the "Theta Stock Plans"), whether or not vested or exercisable, shall become fully vested at the Effective Time and shall be converted, at the Effective Time, into a fully vested stock option to acquire Kappa Shares (a "Kappa Stock Option") on substantially the same terms and conditions as were applicable under such Theta Stock Option.  The number of Kappa Shares subject to each such Kappa Stock Option shall be equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Theta Common Stock subject to such option immediately prior to the Effective Time and (ii) the Exchange Ratio, and such Kappa Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Theta Common Stock of such option immediately prior to the Effective Time divided by (B) the Exchange Ratio.
(b)        Each award of restricted Theta Common Stock granted under a Theta Stock Plan outstanding immediately prior to the Effective Time (the "Theta Restricted Shares") shall become fully vested at the Effective Time and shall be converted, at the Effective Time, into the right to receive the Merger Consideration in a manner consistent with Section 3.1.
(c)        Each award of restricted stock units, performance restricted stock units, performance shares, phantom shares or other similar rights or awards (an "Equity Right") granted under a Theta Stock Plan and relating to shares of Theta Common Stock (any such award a "Theta Equity Right" and such awards together with the Theta Stock Options and the Theta Restricted Shares, the "Theta Stock Awards") that is outstanding immediately prior to the Effective Time shall become fully vested at the Effective Time (with performance-based Theta Equity Rights vesting at the target level of performance) and shall be converted, at the Effective Time, into the right to receive the Merger Consideration with respect to each share of Theta Common Stock subject to such fully vested Theta Equity Right.
(d)        As soon as practicable after the Effective Time, Kappa shall deliver to the holders of Theta Stock Awards appropriate notices setting forth such holders' rights pursuant to the respective Theta Stock Awards as set forth in this Section 3.3.
(e)        As soon as practicable following the Effective Time (but in no event more than five (5) Business Days following the Effective Time), Kappa shall file a registration statement on Form S-8 (or any successor form) with respect to the issuance of the Kappa Shares subject to the Kappa Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Kappa Stock Options remain outstanding.
(f)        Prior to the Effective Time, Theta shall take all necessary action for the adjustment of, or amendments to, the terms of the Theta Stock Awards that are necessary to give effect to the transactions contemplated by this Section 3.3; provided that notwithstanding anything to the contrary in this Section 3.3 or otherwise in this Agreement, any adjustment, amendment or other treatment of the Theta Stock Awards, as contemplated under this Section 3.3 shall be performed in a manner that is in compliance with the adjustment requirements of Sections 409A and 424(a) of the Code and in compliance with all other applicable requirements of Section 409A of the Code such that no Tax or penalty under Section 409A shall result from such adjustment, amendment or other treatment contemplated under this Section 3.3.  Kappa shall reserve for issuance a number of Kappa Shares at least equal to the number of Kappa Shares that will be subject to Kappa Stock Options as a result of the actions contemplated by this Section 3.3.
Section 3.4                          Withholding.  Each of Kappa, Kappa, Inc., the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Kappa, Kappa, Inc., the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable federal, state, local or non-U.S. Tax Law.  Upon becoming aware of any such withholding obligation Kappa, Kappa, Inc., the Surviving Corporation and the Exchange Agent, as the case may be, shall provide commercially reasonable notice to the Person with respect to whom such withholding obligation applies and shall cooperate with such Person to the extent reasonable to obtain reduction of or relief from such deduction or withholding.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Kappa, Kappa, Inc., the Surviving Corporation or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding was made by Kappa, Kappa, Inc., the Surviving Corporation or the Exchange Agent.
ARTICLE IV  \
REPRESENTATIONS AND WARRANTIES OF THETA
Except as set forth in the disclosure letter dated as of the date hereof, delivered to Kappa by Theta on or prior to entering into this Agreement (the "Theta Disclosure Letter") and except as disclosed in any report, schedule, form, statement or other document of Theta filed with or furnished to the SEC prior to the date hereof and on or after December 31, 2014 and publicly available on the date hereof on the SEC's Electronic Data Gathering, Analysis and Retrieval System (EDGAR) (collectively, the "Theta Reports") (other than disclosures in the "Risk Factors" or "Forward Looking Statements" sections of any Theta Report or any other disclosure in any Theta Report to the extent that such disclosure is similarly predictive or forward-looking in nature), Theta represents and warrants to Kappa as follows:
Section 4.1                          Organization.  Theta is an entity duly organized, validly existing and in good standing under the laws of Delaware.  Each of the Subsidiaries of Theta (the "Theta Subsidiaries") and, to the knowledge of Theta, the Theta Joint Ventures are entities duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, (i) has not had and is not reasonably expected to have a Material Adverse Effect on Theta and (ii) is not reasonably expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.  Each of Theta, the Theta Subsidiaries and, to the knowledge of Theta, the Theta Joint Ventures have all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, (i) has not had and is not reasonably expected to have a Material Adverse Effect on Theta and (ii) is not reasonably expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
Section 4.2                          Capitalization.
(a)        The authorized stock of Theta consists of 350,000,000 shares, of which (i) 300,000,000 shares have been classified as Theta Common Stock and (ii) 50,000,000 shares have been classified as preferred stock, par value $0.01 per share (the "Theta Preferred Stock").  At the close of business on August 5, 2015:  (i) 111,847,758 shares of Theta Common Stock were issued and outstanding (ii) no shares of Theta Preferred Stock were issued and outstanding, and (iii) 3,715,631 shares of Theta Common Stock were reserved for issuance pursuant to the Theta Stock Plans.  Except as set forth above, as of August 5, 2015, no shares of capital stock or other equity interests in Theta were issued, reserved for issuance or outstanding.
(b)         All outstanding Securities in Theta are duly authorized, validly issued, fully paid and non-assessable.  Except as required pursuant to applicable Law or as set forth in Section 4.2(b) of the Theta Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Theta to issue or sell any shares of capital stock or other equity interests of Theta, the Theta Subsidiaries or, to the knowledge of Theta, the Theta Joint Ventures, or any Securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Securities of Theta, the Theta Subsidiaries or, to the knowledge of Theta, the Theta Joint Ventures, and no Securities or obligations evidencing such rights are authorized, issued or outstanding.
Section 4.3                          Joint Ventures; Subsidiaries.  Section 4.3 of the Theta Disclosure Letter sets forth a list of each Theta Joint Venture.  Theta is, directly or indirectly, the record and Beneficial Owner of (a) all of the outstanding Securities of each Theta Subsidiary and (b) all of the Securities owned by Theta with respect to each Theta Joint Venture, in each case free and clear of any lien, pledge, security interest, claim or other encumbrance ("Lien") (other than Permitted Liens and Liens in favor of the secured parties under the Theta Credit Facility), and, except with respect to the Securities of the Theta Joint Ventures, free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities).  All of such Securities so owned by Theta have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).
Section 4.4                          Corporate Authority.  Theta has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the Merger, to the approval and adoption of this Agreement and the Merger by a vote of the holders of a majority of the outstanding shares of Theta Common Stock entitled to vote thereon (the "Theta Requisite Vote").  This Agreement has been duly executed and delivered by Theta and (assuming due authorization, execution and delivery by Kappa, Kappa, Inc., and Merger Sub) is a valid and binding agreement of Theta enforceable against Theta in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").  At a meeting duly called and held, the board of directors of Theta (the "Theta Board") has unanimously adopted resolutions:  (a) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger; (b) directing that this Agreement be submitted to Theta's stockholders at a stockholders' meeting for their adoption and approval; and (c) recommending that the holders of Theta Common Stock adopt and approve this Agreement and the transactions contemplated by this Agreement and the transactions contemplated hereby, including the Merger.  Except as permitted by Section 7.2, the Theta Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 4.5                          No Conflicts.  Neither the execution and delivery by Theta of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation by Theta of the Merger and the other transactions contemplated hereby, (a) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of Theta, any Theta Subsidiary or any Theta Joint Ventures (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Theta Contract or permit, or result in any acceleration of any obligations of any party under any Theta Contract or permit, in each case to which Theta or any Theta Subsidiaries are party to or by which Theta or any Theta Subsidiaries, or any of their respective assets, are bound, or (b) will result in any breach or violation of, or a default under, the provisions of the Constituent Documents of Theta, any Theta Subsidiaries or any Theta Joint Ventures, or any Law applicable to Theta, any Theta Subsidiaries or any Theta Joint Ventures, except, in each of clauses (a) and (b), such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, (x) have not had and are not reasonably expected to have a Material Adverse Effect on Theta and (y) are not reasonably expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
Section 4.6                          Governmental Approvals and Consents. Other than (a) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") and (b) the filings and/or notices under Foreign Merger Control Laws, (c) filings and/or notices under foreign investment laws or regulations, (d) the approvals and consents to be obtained from the SEC, the Finnish Financial Supervisory Authority (the "FSA") or any Regulatory Authority, including with respect to the Proxy Statement/Prospectus, the Form F-4 and the Finnish Prospectus, (e) the filing of the Certificate of Merger, (f) as required in order to comply with state or other local securities, takeover and "blue sky" laws, (g) submission of a notification to, and review by, the Committee on Foreign Investment in the United States ("CFIUS") pursuant to Section 721 of the Defense Production Act of 1950, as amended ("Exon-Florio") and (h) such other authorizations, consents, approvals, Orders, permits, notices, reports, filings, registrations, qualifications and exemptions that, if not obtained, made or given, individually or in the aggregate, (x) are not reasonably expected to have a Material Adverse Effect on Theta and (y) are not reasonably expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, no authorizations, consents, approvals, Orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by Theta, any Theta Subsidiaries or any Theta Joint Ventures with, or obtained by Theta, any Theta Subsidiaries or any Theta Joint Ventures from, any U.S., foreign (including Finnish) or international governmental or regulatory authority, agency, commission, bureau, court, tribunal, arbitral body or other governmental, quasi-governmental, regulatory or self-regulatory entity or authority of any nature, including the SEC, FSA and the other Regulatory Authorities ("Governmental Entity"), in connection with the execution and delivery by Theta of this Agreement, the performance by Theta of its obligations hereunder and the consummation by Theta of the Merger and the other transactions contemplated hereby.
Section 4.7                          Reports; Financial Statements.
(a)        Theta has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2014.  As of its respective date, or, if amended, as of the date of the last such amendment, each of the Theta Reports complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (the "Sarbanes-Oxley Act") and other Laws applicable to such Theta Reports, and none of the Theta Reports when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)        The Theta Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The consolidated balance sheets (including the related notes) included in the Theta Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of Theta and the Theta Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows (in each case including the related notes) included in such Theta Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, stockholders' equity and cash flows of Theta, the Theta Subsidiaries and the for the respective periods indicated (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for the absence of footnotes, if applicable).
Section 4.8                          Absence of Undisclosed Liabilities.  Theta and the Theta Subsidiaries do not have any liabilities or obligations, whether or not accrued, contingent or otherwise and whether or not required by GAAP to be reflected on the consolidated balance sheet of Theta and the Theta Subsidiaries, except for liabilities and obligations (a) reflected on or reserved against in the Theta Financial Statements, (b) incurred in connection with this Agreement or in the transactions contemplated by this Agreement, (c) incurred in the ordinary course of business consistent with past practice or (d) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Theta.
Section 4.9                          Information in Public Filings.  The information supplied or to be supplied by Theta expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus or the Kappa EGM Documents (and, in each case, any amendment thereof or supplement thereto) will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to the stockholders of Theta or shareholders of Kappa, or as of the relevant times under applicable Law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
Section 4.10                          Absence of Certain Changes.
(a)        From January 1, 2015 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) Theta and the Theta Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects and (ii) there has not been any action taken by Theta or any Theta Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e)(ii), Section 6.1(k) or Section 6.1(l).
(b)        Since January 1, 2015 to the date of this Agreement, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Theta.
Section 4.11                          Litigation.  There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of Theta, threatened against Theta or any Theta Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Theta.  There is no Order of any Governmental Entity outstanding against Theta or any Theta Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Theta.
Section 4.12                          Compliance with Laws.
(a)        Theta, the Theta Subsidiaries and to the knowledge of Theta, the Theta Joint Ventures, hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the "Theta Permits").  Each of Theta and the Theta Subsidiaries is in compliance with the terms of the Theta Permits, except where the failure to comply with such Theta Permits, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta.
(b)        The businesses of Theta, the Theta Subsidiaries and, to the knowledge of Theta, the Theta Joint Ventures, are conducted in compliance with all Laws and Orders, except where the failure to comply with such Laws,  individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta.  Each of Theta, the Theta Subsidiaries and the Theta Joint Ventures is in compliance in all material respects with its Constituent Documents, except where the failure to comply with such Constituent Documents, in the individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta.  Since January 1, 2014, none of Theta, any Theta Subsidiary or, to the knowledge of Theta, the Theta Joint Ventures, has received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication, individually or in the aggregate, has not, and would not reasonably be expected to have, a Material Adverse Effect on Theta.
(c)        Since January 1, 2014, Theta has complied in all material respects with the provisions of the Sarbanes-Oxley Act.
(d)        Theta maintains a system of internal control over financial reporting in compliance with applicable Law.
(e)        Since January 1, 2014, neither Theta's outside auditors nor the audit committee of the Theta Board has been advised of (i) any "material weaknesses" in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in Theta's internal control over financial reporting.
Section 4.13                          Taxes.
(a)        Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on Theta, (i) Theta and each Theta Subsidiary has (x) duly and timely filed (taking into account any extension of time within which to file) with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any Taxes, and such Tax Returns were true, correct and complete in all respects, (y) paid all Taxes (whether or not shown on any Tax Return) due and owing by it, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with GAAP, in the Theta Financial Statements, and (z) complied with all applicable Tax Laws with respect to the withholding of Taxes; (ii) neither Theta nor any Theta Subsidiary has any extension or waiver of the limitation period applicable to the payment or collection of Taxes, or any extension of time within which to file any Tax Return, currently in effect; (iii) there are no Liens for Taxes upon any property or assets of Theta or any Theta Subsidiary other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with GAAP, in the Theta Financial Statements; (iv) there are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending with respect to Theta or any Theta Subsidiary; (v) no deficiency, dispute or claim relating to any Tax has been proposed, asserted or assessed by any Taxing Authority in writing against Theta or any Theta Subsidiary, except for deficiencies, disputes or claims which have been satisfied by payment, settled or withdrawn, or which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with GAAP, in the Theta Financial Statements; (vi) neither Theta nor any Theta Subsidiary is party to any tax sharing agreements, tax indemnity agreements or other similar agreements (other than such an agreement or arrangement exclusively between or among Theta and the Theta Subsidiaries and other than agreements entered into by Theta or any Theta Subsidiary in the ordinary course of its business, the primary purpose of which does not relate to Taxes); (vii) neither Theta nor any Theta Subsidiary has any liability for the Taxes of any Person (other than Theta or a Theta Subsidiary) as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or non-U.S. law (other than a group the common parent of which is or was Theta or any Theta Subsidiary); and (viii) neither Theta nor any Theta Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method by Theta or any Theta Subsidiary prior to the Closing, (2) closing or similar agreement with any Tax Authority executed prior to the Closing,  (3) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) that occurred or arose prior to the Closing, (4) installment sale or open transaction disposition made prior to the Closing, or (5) prepaid amount received prior to the Closing.
(b)        Neither Theta nor any Theta Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2), and neither Theta nor any Theta Subsidiary has been a "controlled corporation" or a "distributing corporation" in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two (2)-year period ending on the date hereof.
(c)        During the thirty-six (36)-month period ending on the date of this Agreement, neither Theta nor any predecessor of Theta has made any "non−ordinary course distributions" within the meaning of IRS Notice 2014−52.
(d)        As of the date of this Agreement, neither Theta nor any of its Subsidiaries and Affiliates is aware of any fact or circumstance that would or could reasonably be expected to cause Kappa to be treated as a domestic corporation for U.S. federal income tax purposes following the Effective Time.
Section 4.14                          Employee Benefit Plans and Related Matters.
(a)        Each Benefit Plan entered into, sponsored or maintained by Theta or one of the Theta Subsidiaries (excluding any Benefit Plan that has expired or been terminated or no longer in effect) that is required to be filed with the SEC under the Exchange Act has been filed with the SEC.
(b)        each Benefit Plan entered into, sponsored or maintained by Theta or one of the Theta Subsidiaries (each, a "Theta Benefit Plan") has been operated and administered in all respects in accordance with its terms, all applicable Laws and the terms of any applicable collective bargaining agreement; and there are no pending or, to the knowledge of Theta, threatened actions, suits, audits, proceedings or claims by or on behalf of any of the Theta Benefit Plans, by any employee or beneficiary covered under any Theta Benefit Plan or otherwise involving any Theta Benefit Plan (other than routine claims for benefits), in each case, except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on Theta .  No event has occurred and, to the knowledge of Theta, no condition exists that would subject Theta or any Theta Subsidiary to any Tax, Lien, fine, penalty or other liability imposed by applicable Law, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Theta.
(c)        No Theta Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of Theta or any Theta Subsidiary or other Persons beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) benefits the full costs of which are borne by the current or former employee or director or other Person, (iii) as required under any Theta Benefit Plan that provides long-term disability benefits that have been fully provided for by insurance thereunder or (iv) except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Theta.
(d)        The Theta Reports describe all material arrangements that, as a result of the negotiation or the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will (i) entitle any current or former director, officer, employee or independent contractor of Theta or any Theta Subsidiary to any compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation, under any Theta Benefit Plan, in each case, except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta.  There is no agreement, plan or other arrangement to which Theta or any Theta Subsidiary is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code or pursuant to any other applicable Law.
(e)        With respect to each Theta Benefit Plan, except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta:  (i) all employer and employee contributions to each Theta Benefit Plan required by Law or by the terms of such Theta Benefit Plan to have been made prior to the date hereof have been made, or, if applicable, accrued, in accordance with normal accounting practices and (ii) each Theta Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
Section 4.15                          Employees; Labor Matters.
(a)        As of the date of this Agreement, except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union, works council or other employee organization to organize any employees of Theta or any Theta Subsidiary, (ii) there is no pending written demand for recognition of any employees of Theta or any Theta Subsidiary made by or on behalf of any labor union, works council or other employee organization  and (iii) there is no pending petition or proceeding instituted by or on behalf of any employee or group of employees of Theta or any Theta Subsidiary with any labor relations board or commission of any Governmental Entity seeking recognition of a collective bargaining representative.
(b)        As of the date of this Agreement, except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta, there is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or grievance or labor dispute with respect to or involving any employees of Theta or any Theta Subsidiary
(c)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta, Theta and the Theta Subsidiaries are in compliance with all obligations of Theta or any of the Theta Subsidiaries under any collective bargaining agreement, employment agreement, severance agreement, or any similar employment or labor-related agreement or understanding.
(d)        As of date hereof, (i) Theta and the Theta Subsidiaries have consulted with or informed, as applicable, each labor union, trade union, labor organization, works council or employee representative body with respect to which Theta or any of its Subsidiaries was subject to any material requirement or local custom to inform or consult in connection with the transactions contemplated by this Agreement, (ii) Theta is not subject to any requirement or local custom to provide employee representation on its board of directors or similar governing body or on the board of directors of Kappa (the "Kappa Board") and (iii) Theta is not in noncompliance with any material requirement to inform or consult with any labor union, trade union, labor organization, works council or employee representative body with respect to the transactions contemplated by this Agreement.
Section 4.16                          Intellectual Property.
(a)        Theta owns or has a valid right to use, free and clear of all Liens, all of the Intellectual Property used in the conduct of the business of Theta and the Theta Subsidiaries ("Theta Intellectual Property"), except where the failure to own or otherwise have a right to use such Theta Intellectual Property, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta.
(b)        There are no pending, or to the knowledge of Theta, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of Theta and the Theta Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property of any third party or challenging Theta's ownership, use, validity, enforceability, or registrability of any Intellectual Property owned by Theta or a Theta Subsidiary ("Theta Owned Intellectual Property"), except for such claims, suits, arbitrations or other adversarial proceedings that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Theta.
(c)        To the knowledge of Theta, as of the date of this Agreement, neither Theta nor any Theta Subsidiary is infringing upon, misappropriating, or otherwise violating any Intellectual Property of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Theta.
(d)        To the knowledge of Theta, as of the date of this Agreement, no third party is misappropriating, infringing, or otherwise violating any Theta Intellectual Property, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Theta.
Section 4.17                          Contracts.
(a)        Except as filed as an exhibit to a Theta Report prior to the date of this Agreement, and except for the Theta Benefit Plans, Section 4.17(a) of the Theta Disclosure Letter lists all Theta Contracts in effect as of the date of this Agreement.  Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta, (a) subject to the Bankruptcy and Equity Exception, each Theta Contract is a valid and binding agreement of Theta or a Theta Subsidiary, as the case may be, and, to the knowledge of Theta, the other parties thereto, and is in full force and effect; (b) none of Theta, any Theta Subsidiary or, to the knowledge of Theta, any other party thereto is in default or breach in any respect under the terms of any such Theta Contract; (c) since January 1, 2015, neither Theta nor any Theta Subsidiary, as the case may be, has waived any right or relinquished any benefit under any such Theta Contract; and (d) no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a default by Theta or any Theta Subsidiary or, to the knowledge of Theta, any other party under such Theta Contract.  True, correct and complete copies of each Theta Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Kappa.
Section 4.18                          Environmental Laws and Regulations.
(a)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta (i) Theta and each Theta Subsidiary has been, for the past three (3) years, and is, in compliance with all applicable Environmental Laws and (ii) Theta and each Theta Subsidiary has obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.
(b)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta, no written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or Order (judicial or administrative) relating to or arising out of any Environmental Law has been received by Theta or any Theta Subsidiary, nor, to the knowledge of Theta, are any such notices threatened.
(c)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta, no Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of Theta, formerly owned, leased, operated or used by Theta or any Theta Subsidiary, or (ii) to the knowledge of Theta, arising from the operations of, or products manufactured, sold or distributed by, Theta or any Theta Subsidiary, in each case, in a manner that is reasonably likely to result in a claim pursuant to applicable Environmental Law against Theta or any Theta Subsidiary.
(d)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta there are no claims pending or, to the knowledge of Theta, threatened against Theta or any Theta Subsidiary by any employees of Theta or any Theta Subsidiary alleging exposure to Hazardous Substances arising from or as the result of their employment with Theta or any Theta Subsidiary.
(e)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta, Theta and the Theta Subsidiaries are not subject to any Orders and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.
(f)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta, there are no former operations of Theta or any Theta Subsidiary, or any former Theta Subsidiary, that are the subject of a pending claim, proceeding, action, investigation, or Order against Theta or any Theta Subsidiary pursuant to applicable Environmental Law and to Theta's knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a claim pursuant to applicable Environmental Law against Theta or any Theta Subsidiary.
Section 4.19                          Insurance.  Theta and the Theta Subsidiaries maintain policies of insurance in such amounts and against such risks as are, in Theta's view, customary in the industry in which Theta and its Subsidiaries operate.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Theta, all such insurance policies are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby.
Section 4.20                          Anti-Corruption and Trade Sanctions.
(a)         Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Theta, none of Theta, any Theta Subsidiary, any of their respective officers, directors or employees or any investment banker, attorney, accountant or other advisor or representative (each, a "Representative"), or to the knowledge of Theta, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Theta or any Theta Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any applicable Law, including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under applicable Law (any such payment, a "Prohibited Payment"); (ii) provided or received any product or services in violation of any applicable Law; or (iii) been subject to any investigation by any  Governmental Entity with regard to any Prohibited Payment.
(b)        Theta and the Theta Subsidiaries are, and for the previous two (2) years have been, in compliance with applicable United States, European and foreign export control laws and regulations, except for such non-compliance that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Theta.  None of Theta, any Theta Subsidiary, or to the knowledge of Theta, any of their officers, directors or agents (x) has been or is designated on a list maintained by any applicable sanctions authority, including, where applicable, the List of Specially Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control ("OFAC") and similar lists maintained by the United Nations Security Council, the European Union, and Her Majesty's Treasury or (y) has participated in the past five (5) years in any unauthorized or unlawful transaction involving such a designated person or entity or involving any country that is subject to territorial sanctions administered by any applicable sanctions authority, including, where applicable, OFAC, the United Nations Security Council, the European Union, and Her Majesty's Treasury.  Without limiting the foregoing, to the knowledge of Theta, there are no pending or threatened claims or investigations by any Governmental Entity of potential violations against Theta or any Theta Subsidiaries with respect to export activity or licenses or other approvals, that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Theta.
Section 4.21                          Takeover Statutes.  No restrictions in any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other anti-takeover statute or regulation would be applicable with respect to this Agreement and the transactions contemplated herein (including the Merger).
Section 4.22                          Opinion of Financial Advisor.  Theta has received the opinion (the "Theta Opinion") of Credit Suisse Securities (USA) LLC (the "Theta Financial Advisor") to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of Theta Common Stock.  A copy of such Theta Opinion will be delivered to Kappa solely for information purposes promptly following the receipt thereof by the Theta Board.  It is agreed and understood that such opinion is for the benefit of the Theta Board and may not be relied on by Kappa.
Section 4.23                          Brokers.  No Person other than the Theta Financial Advisor is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Theta or any Theta Subsidiary.  Theta has made available to Kappa a true, correct and complete copy of any agreement related to the matters contemplated by the foregoing sentence.
Section 4.24                          No Other Representations and Warranties.  Except for the representations and warranties made by Theta in this ARTICLE IV, neither Theta nor any other Person makes any representation or warranty with respect to Theta or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Kappa or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.  In particular, and without limiting the foregoing disclaimer, neither Theta nor any other Person makes or has made any representation or warranty to Kappa, Kappa, Inc., Merger Sub or any of their Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Theta, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Theta in this ARTICLE IV, any oral or written information presented to Kappa, Kappa, Inc., Merger Sub or any of their Affiliates in the course of their due diligence investigation of Theta, the negotiation of this Agreement or the course of the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF KAPPA, KAPPA, INC. AND MERGER SUB
Except as set forth in the disclosure letter dated as of the date hereof, delivered to Theta by Kappa on or prior to entering into this Agreement (the "Kappa Disclosure Letter") and except as disclosed in any report, schedule, form, statement or other document of Kappa published prior to the date hereof and on or after December 31, 2014 and publicly available through NASDAQ OMX Helsinki, as the officially appointed mechanism for storing regulated information in Finland (collectively, the "Kappa Reports") (other than disclosures in the "Risk Factors," "Forward Looking Statements" or "Risk Report" sections of any Kappa Report or any other disclosure in any Kappa Report to the extent that such disclosure is similarly predictive or forward-looking in nature), each of Kappa, Kappa, Inc. and Merger Sub, jointly and severally, represents and warrants to Theta as follows:
Section 5.1                          Organization.
(a)        Kappa is an entity duly organized, validly existing under the laws of Finland.  Each of the Subsidiaries of Kappa (the "Kappa Subsidiaries") and, to the knowledge of Kappa, the Kappa Joint Ventures are entities duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, (i) has not had and is not reasonably expected to have a Material Adverse Effect on Kappa and (ii) is not reasonably expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.  Each of Kappa, the Kappa Subsidiaries and, to the knowledge of Kappa, the Kappa Joint Ventures have all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, (i) has not had and is not reasonably expected to have a Material Adverse Effect on Kappa and (ii) is not reasonably expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
(b)        Kappa, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.  All of the issued and outstanding shares of capital stock of Kappa, Inc. are duly issued, fully paid and nonassessable and owned indirectly by Kappa free and clear of any Liens (other than Permitted Liens).
(c)        Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.  The sole issued and outstanding limited liability company interest of Merger Sub is duly issued, fully paid and nonassessable and is owned by Kappa, Inc., free and clear of any Liens.
Section 5.2                          Capitalization.
(a)        As of August 5, 2015, the issued share capital of Kappa consists of 63,272,342 shares (including 4,539,913 treasury shares), each with no nominal value.  Except as set forth above, as of August 5, 2015, no shares of capital stock or other equity interests in Kappa were issued, reserved for issuance or outstanding.
(b)         All outstanding Securities in Kappa are duly authorized, validly issued, fully paid and non-assessable.  Except as required pursuant to applicable Law or as set forth in Section 5.2(b) of the Kappa Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Kappa to issue or sell any shares of capital stock or other equity interests of Kappa, the Kappa Subsidiaries or, to the knowledge of Kappa, the Kappa Joint Ventures, or any Securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Securities of Kappa, the Kappa Subsidiaries or, to the knowledge of Kappa, the Kappa Joint Ventures, and no Securities or obligations evidencing such rights are authorized, issued or outstanding.
Section 5.3                          Joint Ventures; Subsidiaries.  Section 5.3 of the Kappa Disclosure Letter sets forth a list of each Kappa Joint Venture.  Kappa is, directly or indirectly, the record and Beneficial Owner of (a) all of the outstanding Securities of each Kappa Subsidiary and (b) all of the Securities owned by Kappa with respect to each Kappa Joint Venture, in each case free and clear of any Lien (other than Permitted Liens) and, except with respect to the Securities of the Kappa Joint Ventures, free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities).  All of such Securities so owned by Kappa have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).
Section 5.4                          Corporate Authority.
(a)        Kappa has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and any of the other transactions contemplated hereby, subject only to the approval by a vote of the holders of at least two-thirds of the votes cast and the Kappa Shares represented at the Kappa Shareholders Meeting of all of the following voted on together in a single decision: (i) the approval of this Agreement and the Merger, (ii) the authorization of the Kappa Board to effect the issuance of the Kappa Shares as contemplated by Section 7.7(b) and the related resolution of the Kappa Board on such issuance (together, the "Share Issuance"), (iii) the approval of the amended Articles of Association of Kappa (the "AoA Amendment") in the form attached as Annex IV, (iv) the election of the members of the Kappa Board (and their deputies) to serve as directors (and their deputies) immediately following the Effective Time in accordance with Section 8.1(a), (v) the election of the Chairman of the Kappa Board to serve as Chairman of the Kappa Board immediately following the Effective Time in accordance with Section 8.1(b), (vi) the authorization of the Kappa Board to repurchase and cancel, following the Effective Time, such number of Kappa Shares as Kappa and Theta may mutually agree is reasonably likely to be repurchased for an aggregate consideration of $1,500,000,000, and subject to available unrestricted equity and solvency as required under applicable Law in force for the maximum time period, and (vii) the approval of an employee equity compensation and incentive plan reflecting the terms set forth on Section 5.4(a) of the Theta Disclosure Letter (unless otherwise agreed between Kappa and Theta) to the extent permitted under applicable Law, and the authorization of the Kappa Board to decide on directed share issue without payment for such equity compensation and incentive plan, and the authorization of the Kappa Board to decide on directed share issue without payment as required for the issuance of Kappa Shares in respect of Theta Stock Awards as contemplated by Section 3.3 and, to the extent required under applicable Law, the issuance of Kappa Shares in connection with the vesting of Kappa equity awards as contemplated by Section 7.8 (the shareholder approval requirements set forth in clauses (i) through (vii) together, the "Kappa Requisite Vote").  This Agreement has been duly executed and delivered by Kappa, Kappa, Inc., and Merger Sub and (assuming due authorization, execution and delivery by Theta) is a valid and binding agreement of Kappa, Kappa, Inc. and Merger Sub enforceable against Kappa, Kappa, Inc. and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.  At a meeting duly called and held, the Kappa Board has unanimously adopted resolutions (a) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement (including the matters subject to the Kappa Requisite Vote); and (b) recommending that the holders of Kappa Shares adopt and approve this Agreement and the transactions contemplated by this Agreement, including each of the matters subject to the Kappa Requisite Vote.  Except as permitted by Section 7.2, the Kappa Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
(b)        Kappa, Inc. has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and any of the other transactions contemplated by this Agreement. Merger Sub has all requisite limited liability power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and any of the other transactions contemplated by this Agreement.  Kappa. Inc., in respect of itself and in its capacity as the sole member of Merger Sub, has determined that this Agreement and the transactions contemplated hereby are in the best interests of Kappa, Inc. and Merger Sub and its sole member and has approved and adopted this Agreement.
Section 5.5                          No Conflicts.  Neither the execution and delivery by Kappa, Kappa, Inc. and Merger Sub of this Agreement, the compliance by Kappa, Kappa, Inc. and Merger Sub with all of the provisions of and the performance by Kappa, Kappa, Inc. and Merger Sub of each of their obligations under this Agreement, nor the consummation by Kappa, Kappa, Inc. and Merger Sub of the Merger and the other transactions contemplated hereby, (a) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of Kappa, Kappa, Inc., Merger Sub, any Kappa Subsidiary or any Kappa Joint Ventures (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Kappa Contract or permit, or result in any acceleration of any obligations of any party under any Kappa Contract or permit, in each case to which Kappa or any Kappa Subsidiaries are party to or by which Kappa or any Kappa Subsidiaries, or any of their respective assets, are bound, or (b) will result in any breach or violation of, or a default under, the provisions of the Constituent Documents of Kappa, Kappa, Inc., Merger Sub, any Kappa Subsidiaries or any Kappa Joint Ventures, or any Law applicable to Kappa, Merger Sub, any Kappa Subsidiaries or any Kappa Joint Ventures, except, in each of clauses (a) and (b), such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, (x) have not had and are not reasonably expected to have a Material Adverse Effect on Kappa and (y) are not reasonably expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
Section 5.6                          Governmental Approvals and Consents.  Other than (a) the filings and/or notices under the HSR Act, (b) the filings and/or notices under Foreign Merger Control Laws, (c) filings and/or notices under foreign investment laws or regulations, (d) the approvals and consents to be obtained from the SEC, the FSA or any Regulatory Authority, including with respect to the Proxy Statement/Prospectus, the Form F-4 and the Finnish Prospectus, (e) the filing of the Certificate of Merger, (f) as required in order to comply with state or other local securities, takeover and "blue sky" laws, (g) submission of a notification to, and review by, CFIUS pursuant to Exon-Florio and (h) such other authorizations, consents, approvals, Orders, permits, notices, reports, filings, registrations, qualifications and exemptions that, if not obtained, made or given, individually or in the aggregate, (x) are not reasonably expected to have a Material Adverse Effect on Kappa and (y) are not reasonably expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, no authorizations, consents, approvals, Orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by Kappa, Kappa, Inc., Merger Sub, any Kappa Subsidiaries or any Kappa Joint Ventures with, or obtained by Kappa, Kappa, Inc., Merger Sub, any Kappa Subsidiaries or any Kappa Joint Ventures from, any Governmental Entity, in connection with the execution and delivery by Kappa, Kappa, Inc. and Merger Sub of this Agreement, the performance by Kappa, Kappa, Inc. and Merger Sub of its obligations hereunder and the consummation by Kappa, Kappa, Inc. and Merger Sub of the Merger and the other transactions contemplated hereby.
Section 5.7                          Reports; Financial Statements.
(a)        Kappa has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the FSA or the NASDAQ OMX Helsinki since January 1, 2014.  As of its respective date, or, if amended, as of the date of the last such amendment, each of the Kappa Reports complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Finnish Securities Market Act and other Laws applicable to such Kappa Reports, and none of the Kappa Reports when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)        The Kappa Financial Statements comply as to form in all material respects with applicable accounting requirements, the Finnish Companies Act (624/2006, as amended) and other applicable Laws.  The consolidated balance sheets (including the related notes) included in the Kappa Financial Statements have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union ("IFRS") applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of Kappa and the Kappa Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows (in each case including the related notes) included in such Kappa Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, shareholders' equity and cash flows of Kappa, the Kappa Subsidiaries and the for the respective periods indicated.
Section 5.8                          Absence of Undisclosed Liabilities.  Kappa and the Kappa Subsidiaries do not have any liabilities or obligations, whether or not accrued, contingent or otherwise and whether or not required by IFRS to be reflected on the consolidated balance sheet of Kappa and the Kappa Subsidiaries, except for liabilities and obligations (a) reflected on or reserved against in the Kappa Financial Statements, (b) incurred in connection with this Agreement or in the transactions contemplated by this Agreement, (c) incurred in the ordinary course of business consistent with past practice or (d) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Kappa.
Section 5.9                          Information in Public Filings.  The information supplied or to be supplied by Kappa, Kappa, Inc. and Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus or the Kappa EGM Documents (and, in each case, any amendment thereof or supplement thereto) will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to the stockholders of Kappa or shareholders of Theta, or as of the relevant times under applicable Law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
Section 5.10                          Absence of Certain Changes.
(a)        From January 1, 2015 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) Kappa and the Kappa Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects and (ii) there has not been any action taken by Kappa or any Kappa Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.2(b), Section 6.2(c), Section 6.2(d), Section 6.2(e)(ii), Section 6.2(k) or Section 6.2(l).
(b)        Since January 1, 2015 to the date of this Agreement, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Kappa.
Section 5.11                          Litigation.  There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of Kappa, Kappa, Inc. and Merger Sub, threatened against Kappa, Kappa, Inc., Merger Sub or any Kappa Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Kappa.  There is no Order of any Governmental Entity outstanding against Kappa or any Kappa Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Kappa.
Section 5.12                          Compliance with Laws.
(a)        Kappa, the Kappa Subsidiaries and to the knowledge of Kappa, the Kappa Joint Ventures, hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the "Kappa Permits").  Each of Kappa and the Kappa Subsidiaries is in compliance with the terms of the Kappa Permits, except where the failure to comply with such Kappa Permits, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa.
(b)        The businesses of Kappa, the Kappa Subsidiaries and, to the knowledge of Kappa, the Kappa Joint Ventures, are conducted in compliance with all Laws and Orders, except where the failure to comply with such Laws, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa.  Each of Kappa, the Kappa Subsidiaries and the Kappa Joint Ventures is in compliance in all material respects with its Constituent Documents, except where the failure to comply with such Constituent Documents, in the individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa.  Since January 1, 2014, none of Kappa, any Kappa Subsidiary or, to the knowledge of Kappa, the Kappa Joint Ventures, has received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication, individually or in the aggregate, has not, and would not reasonably be expected to have, a Material Adverse Effect on Kappa.
(c)        Since January 1, 2014, Kappa has complied in all material respects with the provisions of the Finnish Securities Market Act 746/2012, as amended.
(d)        Kappa maintains a system of internal control over financial reporting in compliance with applicable Law.
(e)        Since January 1, 2014, neither Kappa's outside auditors nor the audit committee of the Kappa Board has been advised of (i) any "material weaknesses" in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in Kappa's internal control over financial reporting.
Section 5.13                          Taxes.
(a)        Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on Kappa, (i) Kappa and each Kappa Subsidiary has (x) duly and timely filed (taking into account any extension of time within which to file) with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any Taxes, and such Tax Returns were true, correct and complete in all respects, (y) paid all Taxes (whether or not shown on any Tax Return) due and owing by it, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with IFRS, in the Kappa Financial Statements, and (z) complied with all applicable Tax Laws with respect to the withholding of Taxes; (ii) neither Kappa nor any Kappa Subsidiary has any extension or waiver of the limitation period applicable to the payment or collection of Taxes, or any extension of time within which to file any Tax Return, currently in effect; (iii) there are no Liens for Taxes upon any property or assets of Kappa or any Kappa Subsidiary other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with IFRS, in the Kappa Financial Statements; (iv) there are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending with respect to Kappa or any Kappa Subsidiary; (v) no deficiency, dispute or claim relating to any Tax has been proposed, asserted or assessed by any Taxing Authority in writing against Kappa or any Kappa Subsidiary, except for deficiencies, disputes or claims which have been satisfied by payment, settled or withdrawn, or which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected, in accordance with IFRS, in the Kappa Financial Statements; (vi) neither Kappa nor any Kappa Subsidiary is party to any tax sharing agreements, tax indemnity agreements or other similar agreements (other than such an agreement or arrangement exclusively between or among Kappa and the Kappa Subsidiaries and other than agreements entered into by Kappa or any Kappa Subsidiary in the ordinary course of its business, the primary purpose of which does not relate to Taxes); (vii) neither Kappa nor any Kappa Subsidiary has any liability for the Taxes of any Person (other than Kappa or a Kappa Subsidiary) as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or non-U.S. law (other than a group the common parent of which is or was Kappa or any Kappa Subsidiary); and (viii) neither Kappa nor any Kappa Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method by Kappa or any Kappa Subsidiary prior to the Closing, (2) closing or similar agreement with any Tax Authority executed prior to the Closing, (3) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) that occurred or arose prior to the Closing, (4) installment sale or open transaction disposition made prior to the Closing, or (5) prepaid amount received prior to the Closing.
(b)        Neither Kappa nor any Kappa Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2), and neither Kappa nor any Kappa Subsidiary has been a "controlled corporation" or a "distributing corporation" in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two (2)-year period ending on the date hereof.
(c)        Kappa is, and at all times since its formation has been, treated as a foreign corporation for U.S. federal income tax purposes.
(d)        As of the date of this Agreement, neither Kappa nor any of its Subsidiaries and Affiliates is aware of any fact or circumstance that would or could reasonably be expected to cause Kappa to be treated as a domestic corporation for U.S. federal income tax purposes following the Effective Time.
(e)        Merger Sub is, and at all times since its formation has been, disregarded as an entity separate from its owner for U.S. federal income tax purposes.
Section 5.14                          Employee Benefit Plans and Related Matters.
(a)        Section 5.14(a) of the Kappa Disclosure Letter lists all of the Benefit Plans of Kappa that would have been required to be filed by Kappa with the SEC if Kappa had been subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act, excluding any Benefit Plan that has expired or been terminated or no longer in effect.
(b)        (i) Each Benefit Plan entered into, sponsored or maintained by Kappa or any of the Kappa Subsidiaries (each, a "Kappa Benefit Plan") has been operated and administered in all respects in accordance with its terms, all applicable Laws and the terms of any applicable collective bargaining agreement; and (ii) there are no pending or, to the knowledge of Kappa, threatened actions, suits, audits, proceedings or claims by or on behalf of any of the Kappa Benefit Plans, by any employee or beneficiary covered under any Kappa Benefit Plan or otherwise involving any Kappa Benefit Plan (other than routine claims for benefits), in each case, except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on Kappa.  No event has occurred and, to the knowledge of Kappa, no condition exists that would subject Kappa or any Kappa Subsidiary to any Tax, Lien, fine, penalty or other liability imposed by applicable Law, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Kappa.
(c)        No Kappa Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of Kappa or any Kappa Subsidiary or other Persons beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) benefits the full costs of which are borne by the current or former employee or director or other Person, (iii) as required under any Kappa Benefit Plan that provides long-term disability benefits that have been fully provided for by insurance thereunder or (iv) except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Kappa.
(d)        Neither the negotiation or the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of Kappa or any Kappa Subsidiary to any compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation, under any Kappa Benefit Plan, in each case, except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa.  There is no agreement, plan or other arrangement to which Kappa or any Kappa Subsidiary is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code or pursuant to any other applicable Law.
(e)        With respect to each Kappa Benefit Plan, except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa:  (i) all employer and employee contributions to each Kappa Benefit Plan required by Law or by the terms of such Kappa Benefit Plan to have been made prior to the date hereof have been made, or, if applicable, accrued, in accordance with normal accounting practices and (ii) each Kappa Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
Section 5.15                          Employees; Labor Matters.
(a)        As of the date of this Agreement, except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union, works council or other employee organization to organize any employees of Kappa or any Kappa Subsidiary, (ii) there is no pending written demand for recognition of any employees of Kappa or any Kappa Subsidiary has been made by or on behalf of any labor union, works council or other employee organization, and (iii) there is no pending petition or proceeding instituted by or on behalf of any employee or group of employees of Kappa or any Kappa Subsidiary with any labor relations board or commission of any Governmental Entity seeking recognition of a collective bargaining representative.
(b)        As of the date of this Agreement, except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, there is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or grievance or labor dispute with respect to or involving any employees of Kappa or any Kappa Subsidiary.
(c)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, Kappa and the Kappa Subsidiaries are in compliance with all obligations of Kappa or any of the Kappa Subsidiaries under any collective bargaining agreement, employment agreement, severance agreement or any similar employment or labor-related agreement or understanding.
(d)        As of date hereof, (i) Kappa and the Kappa Subsidiaries have consulted with or informed, as applicable, each labor union, trade union, labor organization, works council or employee representative body with respect to which Kappa or any of its Subsidiaries was subject to any material requirement or local custom to inform or consult in connection with the transactions contemplated by this Agreement, (ii) Kappa is not subject to any requirement or local custom to provide employee representation on its board of directors or similar governing body and (iii) Kappa is not in noncompliance with any material requirement to inform or consult with any labor union, trade union, labor organization, works council or employee representative body with respect to the transactions contemplated by this Agreement.
Section 5.16                          Intellectual Property.
(a)        Kappa owns or has a valid right to use, free and clear of all Liens, all of the Intellectual Property used in the conduct of the business of Kappa and the Kappa Subsidiaries ("Kappa Intellectual Property"), except where the failure to own or otherwise have a right to use such Kappa Intellectual Property, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa.
(b)        There are no pending, or to the knowledge of Kappa, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of Kappa and the Kappa Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property of any third party or challenging Kappa's ownership, use, validity, enforceability, or registrability of any Intellectual Property owned by Kappa or an Kappa Subsidiary ("Kappa Owned Intellectual Property"), except for such claims, suits, arbitrations or other adversarial proceedings that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Kappa.
(c)        To the knowledge of Kappa, as of the date of this Agreement, neither Kappa nor any Kappa Subsidiary is infringing upon, misappropriating, or otherwise violating any Intellectual Property of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Kappa.
(d)        To the knowledge of Kappa, as of the date of this Agreement, no third party is misappropriating, infringing, or otherwise violating any Kappa Intellectual Property, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Kappa.
Section 5.17                          Contracts.
(a)        Except as filed as an exhibit to a Kappa Report prior to the date of this Agreement, and except for the Kappa Benefit Plans, Section 5.17(a) of the Kappa Disclosure Letter lists all Kappa Contracts in effect as of the date of this Agreement.  Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, (a) subject to the Bankruptcy and Equity Exception, each Kappa Contract is a valid and binding agreement of Kappa or a Kappa Subsidiary, as the case may be, and, to the knowledge of Kappa, the other parties thereto, and is in full force and effect; (b) none of Kappa, any Kappa Subsidiary or, to the knowledge of Kappa, any other party thereto is in default or breach in any respect under the terms of any such Kappa Contract; (c) since January 1, 2015, neither Kappa nor any Kappa Subsidiary, as the case may be, has waived any right or relinquished any benefit under any such Kappa Contract; and (d) no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a default by Kappa or any Kappa Subsidiary or, to the knowledge of Kappa, any other party under such Kappa Contract.  True, correct and complete copies of each Kappa Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Theta.
Section 5.18                          Environmental Laws and Regulations.
(a)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, (i) Kappa and each Kappa Subsidiary has been, for the past three (3) years, and is, in compliance with all applicable Environmental Laws and (ii) Kappa and each Kappa Subsidiary has obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.
(b)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, no written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or Order (judicial or administrative) relating to or arising out of any Environmental Law has been received by Kappa or any Kappa Subsidiary, nor, to the knowledge of Kappa, are any such notices threatened.
(c)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, no Release of Hazardous Substances has occurred (i) at, on, above, under or from any properties currently or, to the knowledge of Kappa, formerly owned, leased, operated or used by Kappa or any Kappa Subsidiary, or (ii) to the knowledge of Kappa, arising from the operations of, or products manufactured, sold, or distributed by Kappa or any Kappa Subsidiary, in each case, in a manner that is reasonably likely to result in a claim pursuant to applicable Environmental Law against Kappa or any Kappa Subsidiary.
(d)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa there are no claims pending or, to the knowledge of Kappa, threatened against Kappa or any Kappa Subsidiary by any employees of Kappa or any Kappa Subsidiary alleging exposure to Hazardous Substances arising from or as the result of their employment with Kappa or any Kappa Subsidiary.
(e)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, Kappa and the Kappa Subsidiaries are not subject to any Orders and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.
(f)        Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, there are no former operations of Kappa or any Kappa Subsidiary, or any former Kappa Subsidiary, that are the subject of a pending claim, proceeding, action, investigation, or Order against Kappa or any Kappa Subsidiary pursuant to applicable Environmental Law and to Kappa's knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a claim pursuant to applicable Environmental Law against Kappa or any Kappa Subsidiary.
Section 5.19                          Insurance.  Kappa and the Kappa Subsidiaries maintain policies of insurance in such amounts and against such risks as are, in Kappa's view, customary in the industry in which Kappa and its Subsidiaries operate.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Kappa, all such insurance policies are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby.
Section 5.20                          Anti-Corruption and Trade Sanctions.
(a)         Except as has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on Kappa, none of Kappa, any Kappa Subsidiary, any of their respective Representatives or, to the knowledge of Kappa, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Kappa or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any applicable Law, including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under applicable Law; (ii) provided or received any product or services in violation of any applicable Law; or (iii) been subject to any investigation by any  Governmental Entity with regard to any Prohibited Payment.
(b)        Kappa and the Kappa Subsidiaries are, and for the previous two (2) years have been, in compliance with applicable United States, European and foreign export control laws and regulations, except for such non-compliance that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Kappa.  None of Kappa, any Kappa Subsidiary, or to the knowledge of Kappa, any of their officers, directors or agents (x) has been or is designated on a list maintained by any applicable sanctions authority, including, where applicable, the List of Specially Designated Nationals and Blocked Persons maintained by OFAC and similar lists maintained by the United Nations Security Council, the European Union, and Her Majesty's Treasury or (y) has participated in the past five (5) years in any unauthorized or unlawful transaction involving such a designated person or entity or involving any country that is subject to territorial sanctions administered by any applicable sanctions authority, including, where applicable, OFAC, the United Nations Security Council, the European Union, and Her Majesty's Treasury.  Without limiting the foregoing, to the knowledge of Kappa, there are no pending or threatened claims or investigations by any Governmental Entity of potential violations against Kappa or any Kappa Subsidiaries with respect to export activity or licenses or other approvals, that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kappa.
Section 5.21                          Takeover Statutes.  No restriction in any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other anti-takeover statute or regulation would be applicable with respect to this Agreement and the transactions contemplated herein (including the Merger).
Section 5.22                          Brokers.  No Person other than the Kappa Financial Advisor is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Kappa, Merger Sub or any Kappa Subsidiary.  Kappa has made available to Theta a true, correct and complete copy of any agreement related to the matters contemplated by the foregoing sentence.
Section 5.23                          No Other Representations and Warranties.  Except for the representations and warranties made by Kappa, Kappa, Inc. and Merger Sub in this ARTICLE V, none of Kappa, Kappa, Inc., Merger Sub, and any other Person makes any representation or warranty with respect to Kappa, Kappa, Inc., Merger Sub or any of their respective Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Theta or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.  In particular, and without limiting the foregoing disclaimer, none of Kappa, Kappa, Inc., Merger Sub, and any other Person makes or has made any representation or warranty to Theta or any of its Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Kappa, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Kappa, Kappa, Inc. and Merger Sub in this ARTICLE V, any oral or written information presented to Theta or any of its Affiliates in the course of its due diligence investigation of Kappa, Kappa, Inc. and Merger Sub, the negotiation of this Agreement or the course of the transactions contemplated hereby.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 6.1                          Interim Operation of Theta.  From the date of this Agreement until the Effective Time, unless Kappa shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly set forth in Section 6.1 of the Theta Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, Theta shall, and shall cause each of the Theta Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it, and maintain its current rights and franchises, in each case, consistent with past practice.  In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 6.1 of the Theta Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of Kappa (which consent shall not be unreasonably withheld, conditioned or delayed), Theta shall not, and shall not permit any Theta Subsidiary to, directly or indirectly:
(a)        amend or modify any of the Constituent Documents of Theta or any Theta Subsidiary or any Theta Joint Ventures (solely to the extent, with respect to the Theta Joint Ventures, that Theta or any Theta Subsidiary may prevent an amendment or modification to the applicable Constituent Documents of such Theta Joint Ventures);
(b)        (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than quarterly cash dividends payable by Theta in respect of the shares of Theta Common Stock, in an amount per share not to exceed its most recent quarterly per share dividend (but subject to any increase in the ordinary course of business in an amount consistent with past practice or as otherwise required by applicable Law) and with the timing of such dividend to be consistent with past practice or dividends or distributions by wholly owned Theta Subsidiaries to Theta; provided, however, that Theta shall also be permitted to declare, set aside, make and pay additional dividends or other distributions in respect of the shares of Theta Common Stock up to an aggregate cash amount not to exceed the aggregate amount of dividends declared, set aside, made or paid by Kappa in respect of Kappa Shares between the date hereof and the Effective Time (for purpose of calculating the aggregate amount of dividends that Theta is permitted to declare and pay under this Agreement, the Parties shall use the exchange rate as in effect as of the date on which Kappa declares dividends in respect of the Kappa Shares as reported by The Wall Street Journal), or (ii) split, combine or reclassify any of its Securities or issue, deliver, sell, grant, dispose of or subject to a Lien any Securities or Equity Rights, other than grants of Equity Rights in the ordinary course of business and issuances of Theta Common Stock in connection with the vesting of the Theta Stock Awards granted prior to the date of this Agreement, or granted after the date of this Agreement in accordance with this Agreement, pursuant to a Theta Benefit Plan; or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of Theta or any Theta Subsidiary, other than (x) repurchases of Securities of Theta made at market price pursuant to a publicly announced share buyback program in effect on the date of this Agreement or any new share buyback program on substantially the same terms as the publicly announced share buyback program in effect on the date of this Agreement, and (y) acquisitions of Securities or Equity Rights pursuant to any Theta Benefit Plan as in effect on the date of this Agreement;
(c)        acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person (other than a wholly owned Theta Subsidiary), except for acquisitions that (x) are entered into on an arm's length basis, (y) the expected gross expenditures and commitments (including the amount of any indebtedness assumed) of which do not exceed, in the aggregate $160 million and (z) which are not reasonably likely, individually or in the aggregate, to prevent or materially delay the satisfaction of the conditions set forth in ARTICLE IX;
(d)        sell, lease, license, subject to a Lien, encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) sales of assets, property or rights that generated, in the aggregate, net revenues not to exceed $50 million in 2014, (iii) any transaction or series of transactions that would result in the sale of assets, property or rights that are primarily used or held for use in any Non-Overlapping Business of Theta and that had generated, in the aggregate, net revenue not to exceed $50 million during the 2014 fiscal year, (iv) transactions among Theta and wholly owned Theta Subsidiaries, or (v) the granting of Liens required by the Theta Credit Facility;
(e)        (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by Theta or any wholly owned Theta Subsidiary to or in Theta or any wholly owned Theta Subsidiary or (B) to employees for advancement of travel and related business expenses in the ordinary course of business consistent with past practice or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances that would result in the net indebtedness of Theta and its Subsidiaries exceeding $2.40 billion in the aggregate, excluding guarantees by Theta or any of its wholly owned Theta Subsidiaries of indebtedness of wholly owned Theta Subsidiaries or guarantees by Theta Subsidiaries of indebtedness of Theta and guarantees by Theta or Theta Subsidiaries entered into in the ordinary course of business; provided that no Financing agreements or arrangements shall be entered into except pursuant to Section 7.11;
(f)        other than (i) as set forth in (x) Theta's current capital budget (a copy of which was made available to Kappa prior to the date hereof) or (y) any subsequent annual capital budget that is prepared by Theta in the ordinary course of business consistent with past practice and approved by the Theta Board or (ii) in connection with the repair or replacement of the plant and equipment at the operating facilities of Theta or any Theta Subsidiary in the ordinary course of business, make any capital expenditure in excess of $40 million in the aggregate;
(g)        except (i) as required pursuant to the terms of any Theta Benefit Plan (including any collective bargaining agreement) in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP, (iii) as expressly permitted by this Agreement (including Section 3.3), or (iv) in the ordinary course of business consistent with past practice (except this clause (iv) shall not be applicable to directors and executive officers of Theta), (A) materially amend any Theta Benefit Plan (or any plan, agreement or other arrangement that would be a Theta Benefit Plan if it were in existence on the date of this Agreement), (B) materially accelerate the payment or vesting of benefits or amounts payable or to become payable under any Theta Benefit Plan (or any plan, agreement or other arrangement that would be a Theta Benefit Plan if it were in existence on the date of this Agreement), (C) establish or enter into any material Theta Benefit Plan (or any plan, agreement or other arrangement that would be a material Theta Benefit Plan if it were in existence on the date of this Agreement), (D) grant any material increase in the compensation or benefits of directors, officers, employees or consultants of Theta or any Theta Subsidiary; provided, however, that nothing in this Section 6.1(g) shall restrict Theta or any Theta Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance, in each case in the ordinary course of business consistent with past practice, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or (E) negotiate, enter into, materially amend or terminate any collective bargaining agreement;
(h)        except in the ordinary course of business consistent with past practice, settle or compromise any material claims or litigation if such settlement or compromise would involve, individually or together with all such other settlements or compromises, the payment of money by Theta or Theta Subsidiaries in excess of $6 million over the available insurance coverage at the time of such settlement or would involve any admission of material wrongdoing or any material conduct requirement or restriction by Theta or Theta Subsidiaries;
(i)        except as required by applicable Law or in the ordinary course of business consistent with past practice (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes or (iii) enter into a written and legally binding material agreement with a Taxing Authority relating to Taxes;
(j)        other than in the ordinary course of business consistent with past practice (i) modify or amend in a manner that is adverse to Theta in any material respect, waive any material right under or terminate any Theta Contract or (ii) enter into any new agreement that would have been considered a Theta Contract if it were entered into at or prior to the date hereof; provided that this Section 6.1(j) shall not apply to the matters contemplated by Section 6.1(g);
(k)        adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of Theta or any of the Theta Subsidiaries, except in the ordinary course of business consistent with past practice;
(l)        change any method of financial accounting or financial accounting principles or practices by Theta or any Theta Subsidiary, except for (i) any such change required by a change in GAAP or (ii) any change that would not materially affect the accounting principles and practices adopted by Theta and its Subsidiaries;
(m)        other than in the ordinary course of business consistent with past practice, terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering Theta or any Theta Subsidiary or their respective properties which is not replaced by a comparable amount of insurance with premiums at a comparable price;
(n)        other than in the ordinary course of business consistent with past practice, transfer, abandon, allow to lapse or otherwise dispose of any rights to any material Intellectual Property or disclose any material trade secrets of Theta or any Theta Subsidiary to any Person other than Kappa or its Representatives; or
(o)        authorize, resolve, agree or commit to do any of the foregoing.
Section 6.2                          Interim Operations of Kappa.  From the date of this Agreement until the Effective Time, unless Theta shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly set forth in Section 6.2 of the Kappa Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, Kappa shall, and shall cause each of the Kappa Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it, and maintain its current rights and franchises, in each case, consistent with past practice.  In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 6.2 of the Kappa Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of Theta (which consent shall not be unreasonably withheld, conditioned or delayed), Kappa shall not, and shall not permit any Kappa Subsidiary to, directly or indirectly:
(a)        amend or modify any of the Constituent Documents of Kappa, any Kappa Subsidiary or any Kappa Joint Ventures (solely to the extent, with respect to the Kappa Joint Ventures, that Kappa or any Kappa Subsidiary may prevent an amendment or modification to the applicable Constituent Documents of such Kappa Joint Ventures);
(b)        (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than the annual dividends payable by Kappa in respect of the Kappa Shares, in an amount per share not to exceed its most recent annual per share dividend (but subject to any increase in the ordinary course of business in an amount consistent with past practice or as otherwise required by applicable Law) and with the timing of such dividend to be consistent with past practice or dividends or distributions by wholly owned; provided, however, that Kappa shall also be permitted to declare, set aside, make and pay additional dividends or other distributions in respect of the Kappa Shares up to an aggregate not to exceed the aggregate amount of dividends declared, set aside, made or paid by Theta in respect of the shares of Theta Common Stock between the date hereof and the  Effective Time (for purpose of calculating the aggregate amount of dividends that Kappa is permitted to declare and pay under this Agreement, the Parties shall use the exchange rate as in effect as of the date on which Kappa declares dividends in respect of the Kappa Shares as reported by The Wall Street Journal), or (ii) split, combine or reclassify any of its Securities or issue, deliver, sell, grant, dispose of or subject to a Lien any Securities or Equity Rights other than grants of Equity Rights in the ordinary course of business or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of Kappa or any Kappa Subsidiary, other than acquisitions of Securities or Equity Rights pursuant to any Kappa Benefit Plan as in effect on the date of this Agreement;
(c)        acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person (other than wholly owned Kappa Subsidiary), except for acquisitions that (x) are entered into on an arm's length basis, (y) the expected gross expenditures and commitments (including the amount of any indebtedness assumed) of which do not exceed, in the aggregate €145 million and (z) which are not reasonably likely, individually or in the aggregate, to prevent or materially delay the satisfaction of the conditions set forth in ARTICLE IX;
(d)        sell, lease, license, subject to a Lien, encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) sales of assets, property or rights that generated, in the aggregate, net revenues not to exceed €45 million in 2014, or (iii) any transaction or series of transactions that would result in the sale of assets, property or rights that are primarily used or held for use in any Non-Overlapping Business of Kappa and that had generated, in the aggregate, net revenue not to exceed €45 million during the 2014 fiscal year, or (iv) transactions among Kappa and wholly owned Kappa Subsidiaries;
(e)        (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by Kappa or any wholly owned Kappa Subsidiary to or in Kappa or any wholly owned Kappa Subsidiary or (B) to employees for advancement of travel and related business expenses in the ordinary course of business consistent with past practice or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances that would result in the net indebtedness of Kappa and its Subsidiaries exceeding €400 million in the aggregate, excluding guarantees by Kappa or wholly owned Kappa Subsidiaries of indebtedness of wholly owned Kappa Subsidiaries or guarantees by Kappa Subsidiaries of indebtedness of Kappa and guarantees by Kappa or Kappa Subsidiaries entered into in the ordinary course of business; provided that no Financing agreements or arrangements shall be entered into except pursuant to Section 7.11;
(f)        other than (i) as set forth in (x) Kappa's current capital budget (a copy of which was made available to Theta prior to the date hereof) or (y) any subsequent annual capital budget that is prepared by Kappa in the ordinary course of business consistent with past practice and approved by the Kappa Board or (ii) in connection with the repair or replacement of the plant and equipment at the operating facilities of Kappa or any Kappa Subsidiary in the ordinary course of business, make any capital expenditure in excess of €35 million in the aggregate;
(g)        except (i) as required pursuant to the terms of any Kappa Benefit Plan (including any collective bargaining agreement) in effect on the date of this Agreement, (ii) as required to comply with applicable Law or IFRS, (iii) as expressly permitted by this Agreement (including Section 7.8) or (iv) in the ordinary course of business consistent with past practice (except this clause (iv) shall not be applicable to directors and executive officers of Kappa), (A) materially amend any Kappa Benefit Plan (or any plan, agreement or other arrangement that would be an Kappa Benefit Plan if it were in existence on the date of this Agreement), (B) materially accelerate the payment or vesting of benefits or amounts payable or to become payable under any Kappa Benefit Plan (or any plan, agreement or other arrangement that would be an Kappa Benefit Plan if it were in existence on the date of this Agreement), (C) establish or enter into any material Kappa Benefit Plan (or any plan, agreement or other arrangement that would be a material Kappa Benefit Plan if it were in existence on the date of this Agreement), (D) grant any material increase in the compensation or benefits of directors, officers, employees or consultants of Kappa or any Kappa Subsidiary; provided, however, that nothing in this Section 6.2(g) shall restrict Kappa or any Kappa Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance, in each case in the ordinary course of business consistent with past practice, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or (E) negotiate, enter into, materially amend, or terminate any collective bargaining agreement;
(h)        except in the ordinary course of business consistent with past practice, settle or compromise any material claims or litigation if such settlement or compromise would involve, individually or together with all such other settlements or compromises, the payment of money by Kappa or Kappa Subsidiaries in excess of €5 million over the available insurance coverage at the time of such settlement or would involve any admission of material wrongdoing or any material conduct requirement or restriction by Kappa or Kappa Subsidiaries;
(i)        except as required by applicable Law or in the ordinary course of business consistent with past practice (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes or (iii) enter into a written and legally binding material agreement with a Taxing Authority relating to Taxes;
(j)        other than in the ordinary course of business consistent with past practice (i) modify or amend in a manner that is adverse to Kappa in any material respect, waive any material right under or terminate any Kappa Contract or (ii) enter into any new agreement that would have been considered an Kappa Contract if it were entered into at or prior to the date hereof; provided that this Section 6.2(j) shall not apply to the matters contemplated by Section 6.2(g);
(k)        adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of Kappa or any of the Kappa Subsidiaries, except in the ordinary course of business consistent with past practice;
(l)        change any method of financial accounting or financial accounting principles or practices by Kappa or any Kappa Subsidiary, except for (i) any such change required by a change in IFRS or (ii) any change that would not materially affect the accounting principles and practices adopted by Kappa and its Subsidiaries;
(m)        other than in the ordinary course of business consistent with past practice, terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering Kappa or any Kappa Subsidiary or their respective properties which is not replaced by a comparable amount of insurance with premiums at a comparable price;
(n)        other than in the ordinary course of business consistent with past practice, transfer, abandon, allow to lapse or otherwise dispose of any rights to any material Intellectual Property or disclose any material trade secrets of Kappa or any Kappa Subsidiary to any Person other than Theta or its Representatives; or
(o)        authorize, resolve, agree or commit to do any of the foregoing.
ARTICLE VII
OTHER COVENANTS OF THE PARTIES
Section 7.1                          Preparation of and Filing of Form F-4 and Proxy Statement/Prospectus; US Exchange Listing Application; Finnish Prospectus.
(a)        As promptly as practicable after the date of this Agreement, (i)  Theta and Kappa shall prepare and Theta shall cause to be filed with the SEC a mutually acceptable proxy statement relating to the matters to be submitted to the Theta stockholders at the Theta Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus"), (ii) Kappa shall, with the assistance of Theta, prepare and cause to be filed with the SEC a registration statement on Form F-4 (of which the Proxy Statement/Prospectus shall form a part) with respect to the Kappa Shares to be issued pursuant to Section 7.7(b) (such Form F-4 and any amendments or supplement thereto, the "Form F-4"), (iii) Kappa shall, with the assistance of Theta, prepare the information required to be furnished to shareholders of Kappa under applicable Law for the Kappa Shareholders Meeting (the "Kappa EGM Documents"), (iv) Kappa shall prepare and file with the US Exchange a listing application (the "Listing Application") for the listing of the Kappa Shares to be issued pursuant to Section 7.7(b) (and, if Kappa ADSs are to be issued in accordance with Section 3.1(d), the Kappa ADSs) on the US Exchange, (v) Kappa shall, with the assistance of Theta, prepare and cause to be filed with the FSA a prospectus (the "Finnish Prospectus") in connection with the listing of the Kappa Shares to be issued pursuant to Section 7.7(b) on the NASDAQ OMX Helsinki and to be approved by the FSA before the Kappa Shareholders Meeting.  Each Party shall cooperate with each other and use its reasonable best efforts to (A) have the Proxy Statement/Prospectus cleared by the SEC, the Form F-4 declared effective by the SEC promptly, the Finnish Prospectus promptly approved by the FSA, and the Listing Application approved by the US Exchange, (B) keep the Form F-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and (C) mail the Proxy Statement/Prospectus to Theta stockholders and publish the Kappa EGM Documents and the Finnish Prospectus as required under applicable Law as promptly as practicable after the Form F-4 is declared effective by the SEC and the Finnish Prospectus is approved by the FSA but subject to Section 7.3(d).  Each of Theta and Kappa shall (I) as promptly as practicable after the receipt thereof, provide to the other Party copies of any written comments and advise the other Party of any oral comments, with respect to the Proxy Statement/Prospectus and the Form F-4 received from the staff of the SEC or with respect to the Finnish Prospectus from the staff of the FSA, (II) provide the other Party with a reasonable opportunity to review the Party's proposed response to such comments, and (III) include in the Party's written response to such comments any comments reasonably proposed by the other Party.  Each of Theta and Kappa shall furnish as promptly as practicable such information concerning such Party and its Affiliates reasonably requested by the other Party in connection with the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus and the Kappa EGM Documents or other filings required under applicable Law.  Kappa shall cause the Kappa Shares to be issued pursuant to Section 7.7(b) to be listed on the NASDAQ OMX Helsinki promptly following issuance of the Kappa Shares.
(b)        None of the information supplied or to be supplied by each of Theta and Kappa for inclusion or incorporation by reference in the Form F-4 or the Finnish Prospectus will, at the time the Form F-4 or the Finnish Prospectus or any amendment or supplement thereto is filed with the SEC or FSA, as applicable, and at the time it becomes effective under the Securities Act or is approved by the FSA, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Proxy Statement/Prospectus, at the date of mailing to Theta stockholders, and the Kappa EGM Documents and the Finnish Prospectus, at the date of publication, will not, and at the times of the meetings of the Theta and Kappa stockholders and shareholders (as applicable) to be held in connection with the Merger and the other transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Kappa and Theta shall cause the Proxy Statement/Prospectus and the Form F-4 to comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and the rules and regulations of the SEC thereunder, except that neither Party shall be required to make any representation or warranty except as required by applicable Law with respect to statements made or incorporated by reference therein based on information supplied by the other Party for inclusion or incorporation by reference in the Proxy Statement/Prospectus or Form F-4.  Kappa and Theta shall cause the Finnish Prospectus and the Kappa EGM Documents to comply as to form in all material respects with the requirements of applicable Law, including FSA regulations, except that neither Party shall be required to make any representation or warranty except as required by applicable Law with respect to statements made or incorporated by reference therein based on information supplied by the other Party for inclusion or incorporation by reference in the Finnish Prospectus and the Kappa EGM Documents.
(c)        If, at any time prior to the Effective Time, any information relating to a Party or any of its Affiliates, directors or officers should be discovered by such Party which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus or the Kappa EGM Documents, as applicable, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, such Party shall promptly notify the other Party of such information and the other Party shall cooperate in the prompt filing with the SEC or the FSA of any necessary amendment or supplement to the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus or the Kappa EGM Documents, as applicable, and any recognized dissemination thereof to the stockholders and shareholders (as applicable) of each of Theta and Kappa.
(d)        Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus or the Kappa EGM Documents shall be made without the approval of Theta and Kappa, which approval shall not be unreasonably withheld or delayed; provided that Theta, in connection with a Theta Change of Recommendation effected in compliance with Section 7.2, and Kappa, in connection with a Kappa Change of Recommendation effected in compliance with Section 7.2, may amend or supplement the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus or the Kappa EGM Documents (including by incorporation by reference) pursuant to a Qualifying Amendment to effect or reflect such change, and in such event, the right of approval set forth in this Section 7.1(d) shall not apply to such Qualifying Amendment; provided, further, that the right of approval shall continue to apply with respect to such information relating to the other Party or its business, financial condition or results of operations, subject to the right of each Party to have its board of directors' deliberations and conclusions be accurately described.  A "Qualifying Amendment" means an amendment or supplement to the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus or the Kappa EGM Documents (including by incorporation by reference) which effects or reflects a Theta Change of Recommendation effected in accordance with Section 7.2(c) or a Kappa Change of Recommendation effected in accordance with Section 7.2(e), as the case may be; provided that any such amendment or supplement is limited to (i) a Theta Change of Recommendation or a Kappa Change of Recommendation, as the case may be, (ii) a discussion of the reasons of the Theta Board or the Kappa Board, as the case may be, for making such Theta Change of Recommendation or Kappa Change of Recommendation, respectively, and (iii) background information regarding the Theta Board's or Kappa Board's (as the case may be) deliberations and conclusions relating to the Theta Change of Recommendation or Kappa Change of Recommendation, respectively, and other factual information reasonably related thereto.
(e)        Each of Theta and Kappa shall make any necessary filings with respect to the Merger or the other transactions contemplated by this Agreement under the Securities Act and the Exchange Act and the rules and regulations thereunder.
Section 7.2                          Acquisition Proposals.
(a)        Neither Theta nor Kappa will, nor will such Party permit any of its Subsidiaries to, nor will such Party authorize or permit any Representative of such Party or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate any inquiry or the making of any proposal or offer or any other effort or attempt (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding, or which may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to such Party or any of its Subsidiaries in connection with, or take any other action to facilitate, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement or agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal, or (iv) propose or agree to do any of the foregoing.  Immediately after the execution and delivery of this Agreement, each of Theta and Kappa will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person (other than another Party to this Agreement) conducted heretofore with respect to any possible Acquisition Proposal, and where such activities, discussions or negotiations took place within six months prior to the date hereof, shall promptly request that all confidential information provided by or on behalf of such Party or any of its Subsidiaries to such Person in connection with such possible Acquisition Proposal be returned or destroyed.  For the purpose of this Agreement, "Acquisition Proposal" means any proposal or offer made by any Person (other than another Party to this Agreement) regarding (i) any merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party or any of its Subsidiaries (excluding any transaction among such Party and its wholly-owned Subsidiaries), under which such Person would acquire, directly or indirectly, (x) 15% or more of the consolidated assets (including, without limitation, stock of a Subsidiary) or business of such Party and its Subsidiaries, taken as a whole, or (y) beneficial ownership of 15% or more of the securities representing 15% or more of the total voting power of any of such Party and any of its Subsidiaries on a pre-transaction basis, (ii) any acquisition or sale of 15% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) or businesses of such Party and its Subsidiaries, taken as a whole, or (iii) any acquisition or sale of, or tender or exchange offer for, its voting securities (or beneficial ownership thereof) that, if consummated, would result in any Person (or the stockholders or shareholders of such Person) beneficially owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction) of any of such Party and any of its Subsidiaries.
(b)        Each of Theta and Kappa shall promptly notify the other Party of any Acquisition Proposal received by or any information related to an Acquisition Proposal requested from it or any of its Representatives, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such Acquisition Proposal or request for information (including a copy thereof if in writing and any related available documentation or correspondence), and in any event each of Theta and Kappa shall provide written notice to the other Party of the receipt of any Acquisition Proposal, request for information or initiation of such discussions or negotiations within 24 hours of such event.  For the avoidance of doubt, nothing in this Section 7.2(b) shall limit the obligations of the Parties set forth in Section 7.2(a).
(c)        Notwithstanding the foregoing, if at any time after the date hereof and prior to the receipt of the Theta Requisite Vote or the Kappa Requisite Vote, the Theta Board or Kappa Board (as applicable) receives a bona fide written Acquisition Proposal with respect to such Party which did not result from a violation of this Section 7.2, the board of directors of such Party may, directly or indirectly through its Representatives, (i) contact the Person making the Acquisition Proposal to ascertain facts for the sole purpose of the Kappa Board or Theta Board, as applicable, informing itself about the Acquisition Proposal and the Person making it, and (ii) in the event the Theta Board or the Kappa Board, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal with respect to Theta or Kappa, as applicable, such Party may take the following actions:  (A) furnish nonpublic information regarding such Party to the Person making such Acquisition Proposal if and only if, prior to furnishing such information, such Person has entered into a confidentiality agreement with such party on terms and conditions that are no less favorable to such party in any substantive respect than the terms and conditions of the Confidentiality Agreement (it being understood that any such confidentiality agreement (x) need not contain any "standstill" or similar provisions and (y) shall not contain any obligation of such party to reimburse the expenses of the Person making the Acquisition Proposal), a copy of which shall be provided, promptly after its execution, to the other Party to this Agreement for informational purposes, and (B) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal; provided that the party receiving the Acquisition Proposal shall (1) promptly notify the other Party to this Agreement (in any event within 24 hours) of the determination by its board of directors contemplated by this Section 7.2(c), (2) promptly (in any event within 48 hours) make available to the other Party any nonpublic information that is provided to the Person making the Acquisition Proposal that was not previously made available to the other Party, and (3) otherwise continue to comply with this Section 7.2.
(d)        The Theta Board will not (A) fail to recommend that stockholders of Theta vote in favor of the adoption and approval of this Agreement and the consummation transactions contemplated hereby, including the Merger (the "Theta Board Recommendation"), (B) fail to include the Theta Board Recommendation in the Proxy Statement/Prospectus, (C) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal, or (D) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Kappa, Kappa Inc. or Merger Sub, the Theta Board Recommendation (actions described in clauses (A) through (D) referred to as a "Theta Change of Recommendation").  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required Theta Vote is obtained, the Theta Board may effect a Theta Change of Recommendation if (i) a Theta Intervening Event shall have occurred or Theta receives an Acquisition Proposal (other than any Acquisition Proposal which has resulted from any violation of this Section 7.2) that the Theta Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal (as defined below) and (ii) the Theta Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors' fiduciary duties under applicable Law; provided that prior to taking such action or announcing the intention to do so:  (i) Theta has complied with this Section 7.2, (ii) the Theta Board has given Kappa at least five (5) Business Days' prior written notice (it being understood that any amendment or modification to any Acquisition Proposal or any material change to the Theta Intervening Event that relates to such proposed action shall require the delivery of a new written notice and a new five (5)-Business Day period) of its intention to take such action and a description of the reasons for taking such action, (iii) if requested by Kappa, Theta has negotiated, and has caused its Representatives to negotiate, in good faith with Kappa during such notice period to enable Kappa to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (iv) following the end of such notice period, the Theta Board shall have considered in good faith any revisions to this Agreement proposed in writing by Kappa and shall have determined in good faith, after consultation with its outside legal counsel, that failure to effect a Theta Change of Recommendation would be reasonably likely to be inconsistent with the directors' fiduciary duties under applicable Law.  Any disclosure by Theta relating to an Acquisition Proposal with respect to Theta shall be deemed to be a Theta Change of Recommendation unless Theta publicly reaffirms the Theta Board Recommendation within three (3) Business Days of making such disclosure.
(e)        The Kappa Board will not (A) fail to recommend that shareholders of Kappa vote in favor of the authorization and approval of any of the matters subject to the Kappa Requisite Vote (the "Kappa Board Recommendation"), (B) fail to include the Kappa Board Recommendation in the Kappa EGM Documents, (C) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal, or (D) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Theta, the Kappa Board Recommendation (actions described in clauses (A) through (D) referred to as a "Kappa Change of Recommendation").  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required Kappa Vote is obtained, the Kappa Board may effect a Kappa Change of Recommendation if (i) a Kappa Intervening Event shall have occurred or Kappa receives an Acquisition Proposal (other than any Acquisition Proposal which has resulted from any violation of this Section 7.2) that the Kappa Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal and (ii) the Kappa Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors' fiduciary duties under applicable Law; provided that prior to taking such action or announcing the intention to do so:  (i) Kappa has complied in all material respects with this Section 7.2, (ii) the Kappa Board has given Theta at least five (5) Business Days' prior written notice (it being understood that any amendment or modification to any Acquisition Proposal or any material change to the Kappa Intervening Event that relates to such proposed action shall require the delivery of a new written notice and a new five (5)-Business Day period) of its intention to take such action and a description of the reasons for taking such action, (iii) if requested by Theta, Kappa has negotiated, and has caused its Representatives to negotiate, in good faith with Theta during such notice period to enable Theta to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (iv) following the end of such notice period, the Kappa Board shall have considered in good faith any revisions to this Agreement proposed in writing by Theta and shall have determined in good faith, after consultation with its outside legal counsel, that failure to effect a Kappa Change of Recommendation would be reasonably likely to be inconsistent with the directors' fiduciary duties under applicable Law.  Any disclosure by Kappa relating to an Acquisition Proposal with respect to Kappa shall be deemed to be a Kappa Change of Recommendation unless Kappa publicly reaffirms the Kappa Board Recommendation within three (3) Business Days of making such disclosure.
(f)        As used in this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal (other than any Acquisition Proposal which has resulted from a violation of this Section 7.2) with all references to "15%" in the definition of Acquisition Proposal being deemed to refer to "50%" instead, which a majority of the board of directors of such Party determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other Party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) (i) that, if consummated, would be more favorable to such party and its stockholders or shareholders, as applicable (in their capacity as stockholders or shareholders, as applicable), as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other Party pursuant to this Section 7.2 and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any regulatory approval requirements, certainty of financing, and all other financial, regulatory, legal and other aspects of such Acquisition Proposal.
(g)        Nothing in this Section 7.2 shall (i) permit Theta or Kappa to terminate this Agreement, (ii) release Theta from its obligation to hold the Theta Stockholders Meeting pursuant to Section 7.3(a) or release Kappa from its obligation to hold the Kappa Shareholders Meeting pursuant to Section 7.3(b), (iii) permit Theta or Kappa to submit (or propose to submit) any Acquisition Proposal to a vote of its stockholders or shareholders (as applicable), or (iv) affect any other obligations of Theta or Kappa under this Agreement.  In addition, nothing contained in this Section 7.2 shall prohibit either Theta or Kappa from complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making (after consultation with outside legal counsel) any other disclosures that are required by applicable Law (it being understood that if any such statements or disclosures constitute a Theta Change of Recommendation or Kappa Change of Recommendation, as applicable, Theta or Kappa, as applicable, shall be required to comply with this Section 7.2 with respect thereto).  It is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by Kappa or Theta that describes the receipt by Kappa or Theta, as the case may be, of an Alternate Proposal and the operation of this Agreement with respect thereto, or any "stop, look and listen" communication by the Theta Board or the Kappa Board, shall not constitute a breach of Section 7.2(a).
(h)        For the purposes of this Section 7.2, "person" shall be deemed to include any "group" as determined in accordance with section 13(d)(3) of the Exchange Act, and "beneficial ownership" shall have the meaning provided in section 13(d) of the Exchange Act.
(i)        Any breach of this Section 7.2 by any Representative of either Party to this Agreement or any of its Subsidiaries shall be deemed to be a breach of this Section 7.2 by such Party for all purposes of this Agreement.
Section 7.3                          Stockholder/Shareholder Meetings.
(a)        Theta shall take, in accordance with applicable Law and its certificate of incorporation and bylaws, all actions necessary to (a) cause, within five (5) Business Days following the date on which the later of the following events occurs:  (i) the SEC declares the Form F-4 effective and (ii) the FSA approves the Finnish Prospectus, an annual or special meeting of its stockholders for the purpose of voting on the authorization and approval of this Agreement and the Merger (the "Theta Stockholders Meeting") to be duly called and held as soon as practicable thereafter and (b) solicit proxies from its stockholders to obtain the Required Theta Vote for such authorization and approval. The Theta Board shall include, subject to Section 7.1(d) and Section 7.2(c), the Theta Board Recommendation in the Proxy Statement/Prospectus.
(b)        Kappa shall take, in accordance with applicable Law and its articles of association, all actions necessary to (a) cause, within five (5) Business Days following the date on which the later of the following events occurs:  (i) the SEC declares the Form F-4 effective and (ii) the FSA approves the Finnish Prospectus, an annual or extraordinary general meeting of its shareholders for the purpose of voting on the matters subject to the Kappa Requisite Vote (the "Kappa Shareholders Meeting") to be duly called and held as soon as practicable thereafter, and shall submit all of the matters subject to the Kappa Requisite Vote to its shareholders to be voted on together as a single matter.  The Kappa Board shall include, subject to Section 7.1(d) and Section 7.2(e), the Kappa Board Recommendation in the Kappa EGM Documents.
(c)        Kappa and Theta shall in good faith mutually coordinate the timing of the Theta Stockholders Meeting and the Kappa Shareholder Meeting such that each shall be held on the same day, and in any event within thirty (30) days of each other.
(d)        Notwithstanding anything to the contrary in this Agreement, in the event that the board of directors of either Party determines in good faith, after consultation with its outside legal counsel, that one or more of the Material Antitrust Approvals is unlikely to be obtained without there being a Substantial Detriment, then Theta shall be entitled to delay the Theta Shareholders Meeting and Kappa shall be entitled to delay the Kappa Shareholders Meeting, in each case until such time, if any, at which the boards of directors of such Party otherwise determines in good faith.
Section 7.4                          Reasonable Best Efforts; Regulatory Filings and Other Actions.
(a)        Theta and Kappa shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations, clearances, no-action letters and other permits necessary or deemed advisable by Theta and Kappa to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and making a joint, voluntary filing with CFIUS pursuant to Exon-Florio, (ii) responding as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity in connection with any antitrust or competition matters or Exon-Florio related to the Merger and the other transactions contemplated by this Agreement, (iii) not agreeing to extend any waiting period or to refile under Antitrust Law or Exon-Florio (except with the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) not entering into any agreement with any Governmental Entity to not consummate the Merger and the other transactions contemplated by this Agreement.  If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law or Exon-Florio, each of Theta and Kappa shall use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
(b)        Subject to Section 7.4(c), each of Kappa and Theta agree to take (and to cause its affiliates to take) promptly any and all steps necessary or advisable to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, or to obtain a CFIUS Approval, to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, including accepting operational restrictions or limitations and committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, disposition or holding separate of such assets or businesses of Theta, Kappa or any of their Subsidiaries as are required (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity).  Further, and for the avoidance of doubt, each of Kappa and Theta shall take (and shall cause each of its affiliates to take) any and all actions necessary or advisable in order to ensure that (x) no requirement for any non-action by or consent or approval of any Governmental Entity with respect to any Antitrust Laws or Exon-Florio, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding with respect to any Antitrust Laws or Exon-Florio, and (z) no other matter relating to any Antitrust Laws or Exon-Florio would prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(c)        Nothing in this Section 7.4 shall require, or be construed to require, Theta or Kappa to proffer to, or agree to, sell, divest or hold separate or take any other action with respect to any assets, businesses, or interests in any assets or businesses of Theta or Kappa or any of their respective Subsidiaries or affiliates (or to consent to any sale, divestiture or holding separate, or agreement to sell, divest or hold separate by Theta or Kappa or any of their respective Subsidiaries or affiliates, as the case may be, of any of its assets, businesses or interests in any of its assets or businesses), if (i) such action would, individually or in the aggregate, reasonably be expected to result in a Substantial Detriment or (ii) if such action is not contingent upon the consummation of the Closing.  Subject to applicable Law and the instructions of any Governmental Entity, Theta and Kappa shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing outside counsel for the other Party with copies of notices or other communications received or provided by Theta and Kappa, as the case may be, or any of their respective Subsidiaries, from or to any third party and/or Governmental Entity with respect to such transactions.
(d)        Subject to applicable Laws relating to the sharing of information, Theta and Kappa shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or written materials submitted to, any third party and/or any Governmental Entity, in connection with the Merger and the other transactions contemplated by this Agreement.  (i) To the extent permitted by such Governmental Entity and (ii) to the extent that the communication or meeting relates to a national security risk mitigation agreement between Kappa and CFIUS or any of its constituent agencies, Theta and Kappa shall provide the other party with the opportunity to participate in any material meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.  Theta and Kappa shall keep each other apprised of all material discussions with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.
(e)        Theta and Kappa each shall, upon request by the other and subject to applicable Laws relating to the sharing of information, furnish the other with all information concerning itself, its Subsidiaries, affiliates, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus or the Kappa EGM Documents or any other statement, filing, notice or application made by or on behalf of Theta and Kappa or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger, the Financing and the other transactions contemplated by this Agreement.
(f)        Notwithstanding anything to the contrary contained herein, for any information exchanged under this Section 7.4, it is understood that Theta and Kappa may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 7.4 or any subsection thereof as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Theta or Kappa, as the case may be) or its legal counsel; provided, further, that materials provided pursuant to this Section 7.4 or any subsection thereof may, to the extent permitted by Law or the Governmental Entity, be redacted (i) to remove references concerning the valuation of the transactions contemplated hereby, (ii) as necessary to comply with contractual arrangements with third parties and (iii) as necessary to address reasonable privilege concerns.  The parties hereto agree to treat information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.4 in a manner so as to preserve the applicable privilege.
Section 7.5                          Access.  Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, Theta and Kappa each shall (and shall cause its Subsidiaries to) afford the other's Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by Theta or Kappa; provided, further, that the foregoing shall not require Theta or Kappa (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Theta or Kappa, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of Theta or Kappa, as the case may be, or any of their respective Subsidiaries provided that, in either such case, the parties hereto shall use their respective reasonable best efforts to provide for an arrangement that permits the exchange of such information, such as a joint defense or similar arrangement.  All requests for information made pursuant to this Section 7.5 shall be directed to an executive officer of Theta or Kappa, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be, with a copy to the General Counsel of such party.  All such information shall be governed by the terms of the Confidentiality Agreement.
Section 7.6                          Publicity.  The initial press release regarding this Agreement and the Merger shall be a joint press release, and Theta and Kappa shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan.  Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party hereto shall consult with each other before issuing any press release or public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or public statement prior to such consultation.  In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus and the Kappa EGM Documents, neither Theta nor Kappa shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations, to the extent not previously disclosed, without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 7.7                          Certain Tax Matters.
(a)        Asset Drop Down.

(i)     Within ten (10) Business Days of the date of this Agreement, Kappa shall file with the Finnish Tax Administration the Drop Down Ruling Request.
(ii)     Theta and its advisors shall be entitled to participate in all aspects of the Drop Down Ruling Request and Kappa shall keep Theta fully and timely informed with respect to the commencement of, status of, and developments regarding, the Drop Down Ruling Request.  Without limiting the foregoing:
(1)  Kappa shall provide, or cause its legal and tax advisors to provide, Theta and its advisors with a copy of any and all correspondence received from the Finnish Tax Administration with respect to the Drop Down Ruling Request within two (2) days of receipt thereof.

(2)     Kappa shall provide, or cause its legal and tax advisors to provide, Theta and its advisors with copies of any and all correspondence, additional documents or supplemental submissions Kappa intends to submit or otherwise provide to the Finnish Tax Administration in connection with the Drop Down Ruling Request, to the extent possible, at least five (5) Business Days prior to the date on which such correspondence or submission is due or on which Kappa intends to provide it to the Finnish Tax Administration.  Theta and its advisors may provide comments to Kappa with respect to such correspondence or submission, and Kappa shall, or shall cause its advisors to, to the extent not unreasonable, incorporate any such comments prior to submitting or otherwise providing such correspondence or submission to the Finnish Tax Administration.

(3)     To the fullest extent permitted by applicable Law, Theta and its advisors shall be entitled to participate in any and all formal or informal conferences, teleconferences, video conferences or other discussions or meetings between Kappa and/or its advisors and the Finnish Tax Administration with respect to the Drop Down Ruling Request.  Kappa shall take all actions reasonably necessary to allow Theta and its advisors to participate with respect to the Drop Down Ruling Request to the fullest extent possible, including, for the avoiding of doubt, by filing any documents with the Finnish Tax Administration that are necessary to allow Theta and its advisors to so participate.  Kappa shall notify Theta and its advisors of any such conferences, teleconferences, video conferences or other discussions or meetings with respect to the Drop Down Ruling Request at least five (5) Business Days prior to the date thereof; provided, however, that if any such discussion, meeting or conference is scheduled on less than five (5) Business Days' notice to Kappa, Kappa shall notify Theta and its advisors as soon as reasonably practicable.

(iii)     Subject to, and within ten (10) Business Days after obtaining the Drop Down Tax Ruling and confirmation from the Tax Recipients' Legal Services Unit of the Finnish Tax Administration that it will not appeal against the Drop Down Tax Ruling, Kappa shall contribute, assign, transfer, convey and deliver, or cause to be contributed, assigned, transferred, conveyed and delivered, to a newly formed, wholly owned, direct subsidiary of Kappa organized under the laws of Finland, all right, title and interest in the Drop Down Assets in the manner set forth in the Drop Down Tax Ruling and the Drop Down Ruling Request, as applicable (such contribution, the "Asset Drop Down").  At least five (5) Business Days prior to the intended date of the Asset Drop Down (which, for the avoidance of doubt, shall in no event occur after the Closing Date), Kappa shall provide Theta and its advisors with copies of all documentation necessary to effect the Asset Drop Down.  Theta and its advisors may provide comments to Kappa with respect to such documentation and Kappa shall, or shall cause its advisors to, to the extent not unreasonable, incorporate any such comments prior to finalizing, submitting or executing, as applicable, such documentation.
(b)        Kappa Restructuring.  Prior to the Closing Date, Kappa, Inc. shall make open market purchases of shares of Theta Common Stock having a value equal to $5 million.  No later than 60 days prior to the expected Closing Date, Kappa and Theta shall agree to the specific terms of certain pre-closing steps that Kappa and Kappa, Inc. shall take or cause to be taken.  The parties agree that these steps shall include the following transactions:
(i)  Prior to the Closing Date, the distribution by Kappa Finance Oy to Kappa of all of the stock of KCI Holding USA Inc.;
(ii)     Prior to the Closing Date, the formation by Kappa of an entity organized in a jurisdiction in the European Union ("EU Newco") and the contribution to EU Newco by Kappa of all of the stock of KCI Holding USA Inc.;
(iii)     Prior to the Closing Date, the issuance by Kappa, Inc. to Kappa of securities of Kappa, Inc. having a value equal to the market value of the outstanding shares of Theta Common Stock as of Closing; and
(iv)     in connection with the Closing, in exchange for the Kappa, Inc. securities issued to Kappa in Section 7.7(b)(iii) above, the deposit by Kappa, at the direction and on behalf of Kappa, Inc., of Kappa Shares to the Exchange Agent for delivery to Theta stockholders in the Merger in satisfaction of Kappa, Inc.'s obligation to deposit such shares pursuant to Section 3.2(a);
(v)     immediately after the Closing, the contribution by Kappa to EU Newco and the contribution by EU Newco to KCI Holding USA Inc. and/or Kappa, Inc. of certain of the securities of Kappa, Inc. issued pursuant to Section 7.7(b)(iii), such that, after completion of the contributions described in this Section 7.7(b)(v), Kappa, Inc. remains a wholly-owned subsidiary of KCI Holding USA Inc.
(c)        Tax Treatment.
(i)     None of the parties hereto or any Subsidiary or Affiliate thereof may take or agree to take any action, or knowingly fail to take any action, which action or failure to act would or could reasonably be expected to cause Kappa to be treated as a domestic corporation for U.S. federal income tax purposes following the Effective Time.
(ii)     The parties to the Agreement intend that, for U.S. federal income tax purposes, the Merger be treated as a taxable stock purchase of Theta shares by Kappa, Inc.  The parties further agree to report the Merger consistent with this treatment for all U.S. tax purposes, and no party shall take any position on any U.S. Tax Return or otherwise for U.S. tax purposes, inconsistent with this treatment.
(d)        Integration Steering Committee.  As soon as practicable after the date of this Agreement (in any event within thirty (30) days after the date of this Agreement), Theta and Kappa shall form an integration steering committee (the "Integration Steering Committee") to make recommendations to the Theta Board and the Kappa Board on the optimal business, corporate, financial, operation and strategic structure for the holding of the businesses of Kappa and Theta and their Subsidiaries  following the Effective Time, which shall be set forth in a report prepared prior to the Closing Date by the Integration Steering Committee (the "Steering Committee Report").  The Integration Steering Committee shall act by majority and consist of three representatives designated by Theta and two representatives designated by Kappa, and either Party shall have the right, at its discretion and at any time, remove or replace its representatives to the Integration Steering Committee.  Following submission of the Steering Committee Report to the Theta Board and the Kappa Board and subject to obtaining the Kappa Requisite Vote, Kappa shall, with the prior written consent of Theta, prepare and file with the Finnish Tax Administration all necessary applications for Tax rulings promptly in accordance with the recommendations set forthor in the Steering Committee Report.  Theta and Kappa shall cooperate with each other and use (and shall cause their respective representatives on the Integration Steering Committee) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to comply with each of their obligations under this Section 7.7(d) as promptly as practicable.
Section 7.8                          Treatment of Kappa Stock Options and Awards. Notwithstanding anything to the contrary in Section 6.2(g):
(a)        All rights to Kappa Shares under the Kappa Performance Share Plan 2014 – 2016 and Kappa Performance Share Plan 2015-2017 will become vested in the amounts set forth on Section 7.8(a) of the Kappa Disclosure Letter at the Effective Time on terms to be proposed by the Kappa Board to the Kappa Shareholders Meeting.
(b)         The Kappa Board will not accelerate vesting under the Kappa Stock options (Option 2009C), Kappa Performance Share Plan 2013-2015 and Kappa Employee Share Savings Plan in connection with the Merger.  Vesting under those plans will continue under their own terms.
(c)        Prior to the Effective Time, the Kappa Board shall take all actions necessary to give effect to the transactions contemplated by this Section 7.8.
Section 7.9                          Expenses.  Subject to Section 10.5, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided that (a) (i) the registration and filing fees and the printing and mailing costs of the Proxy Statement/Prospectus, the Form F-4, the Finnish Prospectus and the Kappa EGM Documents, and (ii) any required filing fees with any Governmental Entity in connection with the transactions contemplated by this Agreement, in each of cases (i) and (ii), shall be shared equally by Theta and Kappa unless prohibited by applicable Law, and (b) Expenses (including any payments with respect to indemnification obligations) incurred by Kappa and Theta in connection with the securing, obtaining and maintaining of Financing shall be aggregated and shared in the following proportion:  Kappa 40% and Theta 60%.
Section 7.10                          Indemnification; Directors' and Officers' Insurance.
(a)        Each of Kappa and the Surviving Corporation agrees that, from and after the Effective Time, to the fullest extent permitted under applicable Law, it will indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Theta or its Subsidiaries (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties' service as a director or officer of Theta or its Subsidiaries or services performed by such persons at the request of Theta or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.  The Constituent Documents of the Surviving Corporation will contain provisions with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions that are at least as favorable to the directors, officers or employees of Theta as those contained in the Constituent Documents of Theta as in effect on the date hereof, except to the extent prohibited by applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.
(b)        For a period of six (6) years after the Effective Time, Kappa shall cause the Surviving Corporation to maintain Theta's existing policies of directors' and officers' liability insurance for the benefit of those persons who are covered by such policies at the Effective Time (or Theta may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained at a cost to Theta not greater than 300% of the annual premium (such 300% threshold, the "Maximum Premium") for the current directors' and officers' liability insurance policies as set forth in Section 7.10(b) of the Theta Disclosure Letter; provided that, if such insurance cannot be so maintained or obtained at such cost, Kappa shall cause the Surviving Corporation to maintain policies of insurance which in Kappa's good faith determination, provide the maximum coverage reasonably obtainable at an annual premium amount not in excess of the Maximum Premium; provided, further, that, in lieu of the foregoing insurance coverage, Theta may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid "tail" insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of Theta and its Subsidiaries than the existing directors' and officers' liability insurance policies, at an annual premium no greater than the Maximum Premium.
(c)        If Theta or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Theta or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.10.
(d)        Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, Kappa shall, for the benefit of the directors and officers of Kappa, either (i) purchase liability insurance that includes insurance for liabilities under U.S. securities laws or (ii) amend the terms of its existing liability insurance to remove the exclusion of liability under U.S. securities laws.
(e)        The provisions of this Section 7.10 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.10.
Section 7.11                          Actions with Respect to Existing Theta Indebtedness.
(a)        Prior to the Effective Time, Theta shall either (i) terminate the Theta Credit Facility (including by refinancing the amounts outstanding and the commitments thereunder with new Financing) or (ii) use its commercially reasonable efforts to obtain, on or before the Effective Time, the necessary consents (the "Requisite Lender Consents") of lenders party to (A) the Theta Credit Facility to allow the Theta Credit Facility to remain in effect after the Effective Time with no default or event of default thereunder resulting from the Merger or the consummation of the other transactions contemplated hereby, with no (x) reduction of the outstanding amounts or lending or other financing commitments thereunder or (y) shortening of any maturity thereunder; provided that nothing contained in this Section 7.11(a) shall require Theta to accept any terms or conditions with respect to the Theta Credit Facility that are not commercially reasonable (giving effect to the then-current economic environment).  If applicable, Theta shall deliver to Kappa drafts of all agreements to be entered into with its lenders in connection with obtaining the Requisite Lender Consents or any replacement Financing and shall keep Kappa informed in all material respects of the status of Theta's efforts to obtain the Requisite Lender Consents or any replacement Financing.  Kappa shall use commercially reasonable efforts to cooperate with Theta to obtain the Requisite Lender Consents or any replacement Financing to the extent reasonably requested by Theta.
(b)        Theta shall use commercially reasonable efforts to effect the transactions described in Section 7.11(b) of the Theta Disclosure Letter to the extent set forth thereon (such transactions, the "Financing Related Transactions").  Each Party  shall, and shall use commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide to the other Party  all cooperation reasonably requested by the other Party  in connection with the Financing and the applicable Financing Related Transactions (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of such Party  and its Subsidiaries), including using commercially reasonable efforts to:
(i)     prepare and furnish to the other Party as promptly as reasonably practicable all pertinent information (financial or otherwise), financial statements and disclosures regarding such Party and its Subsidiaries as may be reasonably requested by the other Party (or by the Financing sources) to assist in the preparation of the documents relating to the Financing, and the applicable Financing Related Transactions;
(ii)     participate as necessary (including by senior management) in a reasonable number of meetings (including one-on-one meetings or conference calls with the Financing sources or the holders of Theta's senior notes or parties acting as agents for any such holders), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and prospective lenders and purchasers of the Financing, and generally reasonably cooperate with the other Party;
(iii)     assist with the preparation of, and execution and delivery of, the documents relating to the Financing and the applicable Financing Related Transactions, including any definitive documentation, pledge and security documents, currency or interest hedging arrangements, solicitation statements, offering documents, private placement memoranda, lender presentations, bank information memoranda, materials for rating agency presentations, projections, customary pro forma financial information and financial statements, reconciliations between IFRS and US GAAP, customary representation or authorization letters, solvency certificates and other customary documents;
(iv)     reasonably facilitate the taking of all corporate actions by such Party and its Subsidiaries with respect to entering into such documents or as otherwise may be necessary to permit the consummation of the Financing and the applicable Financing Related Transactions;
(v)     furnishing  the other Party and the Financing sources promptly with all documentation and other information which any lender providing or arranging Financing has determined is required by regulatory authorities with respect to such Party  and its Subsidiaries under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act;
(vi)     using reasonable best efforts to cause accountants to consent to the use of their reports in any materials relating to the Financing and to deliver customary comfort letters to the Financing sources; and
(vii)     obtain legal opinions customary for the Financing and the applicable Financing Related Transactions.
Each Party further agrees to supplement the information provided pursuant to this Section 7.11 on a current basis to the extent that any such information, to its knowledge, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading in any material respect.
(c)        Each Party's  logos may be used in connection with the Financing; provided that such logos are used solely in the manner that is not intended to or reasonably likely to harm or disparage such Party or any of its Subsidiaries or the reputation or goodwill of such Party or any of its Subsidiaries.
(d)        No agreement or arrangement with respect to any Financing shall be entered into without the prior written consent of Kappa and Theta. For the avoidance of doubt, nothing in this Section 7.11 shall require Kappa or Theta or any of their respective Subsidiaries to incur any indebtedness (other than Financing Expenses in accordance with Section 7.9), give any guarantee or grant any Lien over any asset or property of Kappa or its Subsidiaries in connection with any Financing or Financing Related Transaction, unless any such incurrance of indebtedness, guarantee or grant of Lien is conditional upon Closing and otherwise agreed to in writing by Kappa or Theta, as applicable.
Section 7.12                          Other Actions by Theta and Kappa.
(a)        Prior to the Effective Time, the Theta Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Theta Common Stock, Theta Stock Options and Theta Restricted Shares pursuant to this Agreement by any officer or director of Theta who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.
(b)        The Kappa Board shall, in accordance with applicable Law and Kappa's articles of association, adopt such resolutions prior to the Closing and take all such actions as are necessary to effect the transactions contemplated by this Agreement, including the Merger, the Share Issuance, the AoA Amendment and the other matters subject to the Kappa Requisite Vote.
(c)        Until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (i) Theta shall promptly advise Kappa of any change or event that it believes would or would reasonably be likely to cause or constitute a Material Adverse Effect on Theta or cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; (ii) Kappa shall promptly advise Theta of any change or event that it believes would or would reasonably be likely to cause or constitute a Material Adverse Effect on Kappa or cause or constitute a material breach of any of the representations, warranties or covenants of Kappa and Merger Sub contained in this Agreement; and (iii) each of Theta and Kappa shall promptly notify the other of any stockholder or shareholder demands, lawsuits, arbitration demands or other similar claims, actions or proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matter relating hereto ("Transaction Ligation"); provided that failure to so promptly advise shall itself not constitute a material breach or failure of a condition unless the underlying change or event shall also constitute a material breach or failure.
Section 7.13                          Employee Matters.
(a)        Kappa shall, for a period of twelve (12) months following the Closing (the "Continuation Period"), provide to each employee of Theta or any of its Subsidiaries and to each employee of Kappa or any of its Subsidiaries as of the Closing, and who continue employment with Kappa or the Surviving Corporation or any of their Affiliates ("Continuing Employees") (i) base compensation and incentive compensation opportunities which are no less favorable, on an aggregate basis, to the base compensation and incentive compensation (including equity incentive compensation) opportunities provided by Kappa or Theta and their Subsidiaries prior to the Closing and (ii) pension and welfare benefits that are no less favorable in the aggregate to the pension and welfare benefits provided as of the Closing pursuant to the Kappa Benefit Plans and the Theta Benefit Plans, as applicable.
(b)        With respect to any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Kappa or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, Kappa shall and shall use its reasonable best efforts to cause its third party insurers to provide that the Continuing Employees shall receive full credit for service with Theta or any of its Subsidiaries for purposes of eligibility to participate, vesting and determination of benefits under severance and vacation pay plans, to the same extent that such service was recognized as of the Closing Date under a comparable Benefit Plan in which the Continuing Employee participated (but not for purposes of benefit accrual to the extent such credit would result in a duplication of benefits).
(c)        Kappa shall (and shall use its reasonable best efforts to cause its third party insurers to) (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Kappa or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) are eligible to participate from and after the Closing Date to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods were satisfied or waived under the comparable Benefit Plan in which the Continuing Employees participated and (ii) cause any health benefit plan of Kappa or its Subsidiaries in which the Continuing Employees participate after the Closing Date to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying deductible and co-payment limitations for such year under the relevant welfare benefit plans in which such Continuing Employee (and dependents) participates following the Closing Date.
(d)        Prior to the Closing, Kappa and Theta shall cooperate to identify those employees of Theta and its Subsidiaries whose continuing services following the Closing are critical to the success of Kappa and its Subsidiaries and to develop and implement as of the Closing an appropriate retention program with respect to such individuals.
(e)        Kappa shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge Theta's and its Subsidiaries' obligations under all Theta Benefit Plans in accordance with their terms, including any reserved right to amend or terminate.
(f)        Nothing in this Section 7.13 shall (i) be treated as an amendment of, or undertaking to amend, any Benefit Plan, (ii) prohibit Kappa or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any Benefit Plan, (iii) confer upon any individual any right to continued employment or service or limit the ability of Kappa or any of its Subsidiaries, including the Surviving Corporation, to terminate the employment or service of any individual, (iv) limit Kappa's ability to restructure or reorganize its businesses, (v) require Kappa to provide any compensation or benefits with respect to any change in control or similar transaction occurring after the Closing or (vi) confer any rights or benefits on any person other than the parties to this Agreement.
(g)        As legally or contractually required, Theta and its Subsidiaries, as applicable, shall provide notice to, enter into any consultation procedure with, and shall use reasonable efforts to have obtained required consent or opinion from any labor union, labor organization, works council or group of employees of Theta and its Subsidiaries in connection with the transaction contemplated in this Agreement.
Section 7.14                          Transaction Litigation.  Without limiting in any way the parties' hereto obligations under Section 7.4, each of Theta and Kappa shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and no such settlement shall be agreed to without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.  Without limiting in any way the parties' hereto obligations under Section 7.4, each of Theta and Kappa shall cooperate, shall cause their respective Subsidiaries to cooperate, and shall use its commercially reasonable efforts to cause its Representatives to cooperate, in the defense against such Transaction Litigation.
Section 7.15                          Delisting.  The Parties agree to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Theta Common Stock from the NYSE and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.
ARTICLE VIII
CORPORATE GOVERNANCE MATTERS
Section 8.1                          Kappa Board of Directors.
(a)        The Kappa Board shall nominate for election as director of the Kappa Board at the Kappa Shareholders' Meeting a new slate of directors comprised of four persons (and up to two persons who would serve as their deputies) to be selected by Kappa and five persons (and up to two persons who would serve as their deputies) to be selected by Theta  prior to the date of the notice of the Kappa Shareholders' Meeting and in a manner to ensure compliance with Section 7.1(b).  The Kappa Board shall propose to Kappa shareholders, in accordance with the AoA Amendment, that any directors (and deputies thereto) nominated pursuant to this Section 8.1(a) shall serve an initial term of two (2) years, effective as of the Effective Time.
(b)        The Kappa Board shall nominate for election as Chairman of the Kappa Board at the Kappa Shareholders' Meeting the Chairman of the Kappa Board as of immediately prior to the Effective Time to serve in such position for a term of two (2) years.
(c)        Following constitution of the Kappa Board elected pursuant to Section 8.1(a), the Kappa Board shall establish three standing committees:  a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.  Members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee shall qualify as an independent director pursuant to the listing rules of the US Exchange in effect from time to time.  The chairman of:
(i)     the Audit Committee shall be selected from the directors selected by Kappa;
(ii)     the Nominating and Corporate  Governance Committee shall be selected from the directors selected by Theta; and
(iii)     the Compensation Committee shall be selected from the directors selected by Theta.
(d)        Following constitution of the Kappa Board elected pursuant to Section 8.1(a), the Kappa Board shall establish a Structuring Committee (the "Structuring Committee") to oversee implementation following the Effective Time of a business, corporate, financial, operation and strategic structure for the holding of the combined businesses of Kappa and Theta and their Subsidiaries.  The Structuring Committee shall consist of three (3) members selected from the directors designated by Theta and two (2) members selected from the directors designated by Kappa.
(e)        On or prior to the Effective Time, the Kappa Board shall take such actions as are necessary to appoint the Chief Executive Officer of Theta immediately prior to the Effective Time as the chief executive officer of Kappa, effective as of the Effective Time.
(f)        In the event that Theta determines to appoint a new Chief Executive Officer prior to the Effective Time, the Parties will comply with the provisions set forth in Section 8.1(f) of the Theta Disclosure Letter; provided that nothing in Section 8.1(f) of the Theta Disclosure Letter shall be interpreted to relieve the Kappa Board from taking the actions required by Section 8.1(e) of this Agreement.
(g)        Prior to the Effective Time, the Kappa Board shall take all action necessary to effectuate the provisions of this Section 8.1.
Section 8.2                          Kappa Headquarters.  Following the Effective Time, Kappa shall maintain its regional group headquarters in Westport, Connecticut, United States of America and in Hyvinkää, Finland.
ARTICLE IX
CONDITIONS TO THE MERGER
Section 9.1                          Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
(a)        Theta Requisite Vote shall have been obtained.
(b)        Kappa Requisite Vote shall have been obtained.
(c)        There shall not be in effect any Law, temporary restraining order, executive order, decree, ruling, judgment or injunction or other Order of a court or other Governmental Entity of competent jurisdiction enjoining, prohibiting or preventing the transactions contemplated herein from being consummated.
(d)        (i) All applicable waiting periods under the HSR Act relating to the transactions contemplated hereunder shall have expired or been terminated, (ii) all clearances and consents required to be obtained before the Closing under the Foreign Merger Control Laws of the jurisdictions set forth on Section 9.1(d) of the Theta Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated, (iii) the Parties shall have obtained the CFIUS Approval.
(e)        The Kappa Shares (and if Kappa ADSs are to be issued in accordance with Section 3.1(d), the Kappa ADSs) to be delivered by Kappa on behalf of Kappa, Inc. to Theta stockholders in connection with the Merger and in respect of the Theta Stock Awards shall, with respect to the Kappa Shares, have been approved for listing on the US Exchange and on the NASDAQ OMX Helsinki, subject to official notice of issuance and, with respect to Kappa ADSs, have been approved for listing on the US Exchange, subject to official notice of issuance.
(f)        The Form F-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.
(g)        The Finnish Prospectus shall have been approved by the FSA.
(h)        There shall have been no change (whether or not such change is yet effective) in applicable Law (including, for this purpose, any enrolled bill for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, and any official interpretation of any Law as set forth in published guidance) that, in the written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or Skadden, Arps, Slate, Meagher & Flom LLP, following consultation with each other, would, once effective, cause Kappa to be taxed as a domestic corporation for U.S. federal income tax purposes following the Effective Time.
Section 9.2                          Conditions to Theta's Obligation to Effect the Merger.  The obligations of Theta to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
(a)        (i) Each of the representations and warranties of Kappa set forth in Section 5.1, Section 5.2 and Section 5.10(b) of this Agreement shall be true and correct in all respects on the date of this Agreement and as of the Closing as if made at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be so true and correct as of such earlier date), in the case of the representations and warranties in Section 5.2, subject only to de minimis inaccuracies, (ii) each of the representations and warranties of Kappa set forth in Section 5.4, Section 5.21, and Section 5.22 of this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing as if made at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be so true and correct as of such earlier date), and (iii) the other representations and warranties of Kappa set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Kappa Material Adverse Effect" set forth therein) on the date of this Agreement and as of the Closing as if made at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Kappa Material Adverse Effect, and Theta shall have received a certificate signed on behalf of Kappa by the Chief Executive Officer or the Chief Financial Officer of Kappa to the foregoing effects.
(b)        Kappa shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Theta shall have received a certificate signed on behalf of Kappa by the Chief Executive Officer or the Chief Financial Officer of Kappa to such effect.
(c)        Since the date of this Agreement, there shall not have been any change, state of facts, circumstance, occurrence, event or development that, individually or in the aggregate with any other change, state of facts, circumstance, occurrence, event or development, has had or would reasonably be expected to have a Kappa Material Adverse Effect.
Section 9.3                          Conditions to Kappa's Obligation to Effect the Merger.  The obligations of Kappa to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
(a)        (i) Each of the representations and warranties of Theta set forth in Section 4.1, Section 4.2 and Section 4.10(b) of this Agreement shall be true and correct in all  respects on the date of this Agreement and as of the Closing as if made at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), in the case of the representations and warranties in Section 4.2, subject only to de minimis inaccuracies, (ii) each of the representations and warranties of Theta set forth in Section 4.4, Section 4.21, Section 4.22 and Section 4.23 of this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing as if made at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be so true and correct as of such earlier date), and (iii) the other representations and warranties of Theta set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Theta Material Adverse Effect" set forth therein) on the date of this Agreement and as of the Closing as if made at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Theta Material Adverse Effect, and Theta shall have received a certificate signed on behalf of Theta by the Chief Executive Officer or the Chief Financial Officer of Theta to the foregoing effects.
(b)        Theta shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Kappa shall have received a certificate signed on behalf of Theta by the Chief Executive Officer or the Chief Financial Officer of Theta to such effect.
(c)        Since the date of this Agreement, there shall not have been any change, state of facts, circumstance, occurrence, event or development that, individually or in the aggregate with any other change, state of facts, circumstance, occurrence, event or development, has had or would reasonably be expected to have a Theta Material Adverse Effect.
ARTICLE X
TERMINATION
Section 10.1                          Termination by Mutual Consent.  This Agreement may be terminated by mutual written consent of Theta and Kappa at any time prior to the Effective Time, whether before or after the receipt of the Theta Requisite Vote or the Kappa Requisite Vote.
Section 10.2                          Termination by Either Theta or Kappa.  This Agreement may be terminated by either Theta or Kappa at any time prior to the Effective Time, whether before or after the receipt of the Theta Requisite Vote or the Kappa Requisite Vote if:
(a)        the Effective Time shall not have occurred by August 10, 2016, subject to extension by the mutual agreement of Theta and Kappa (the "Termination Date"); provided that no party may terminate this Agreement pursuant to this Section 10.2(a) if such party's breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the Termination Date; provided, further, that if (x) the conditions set forth under Section 9.1(c) (to the extent relating to Antitrust Law) or Section 9.1(d) shall have not been satisfied or waived as of the Termination Date and (y) all of the other conditions set forth in ARTICLE IX shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at Closing, shall be capable of being satisfied) as of the Termination Date, then either Theta or Kappa may extend the Termination Date to November 10, 2016 by providing written notice to the other party of such extension on or before the Termination Date as determined without such extension;
(b)        the Theta Requisite Vote shall not have been obtained after a vote of the Theta stockholders has been taken and completed at the Theta Stockholders Meeting or at any adjournment or postponement thereof;
(c)        the Kappa Requisite Vote shall not have been obtained after a vote of the Kappa shareholders has been taken and completed at the Kappa Shareholders Meeting or at any adjournment or postponement thereof; or
(d)        any Law shall have been adopted or promulgated, or any final, non-appealable Order shall have been issued by a Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or any of the other transactions contemplated by this Agreement.
Section 10.3                          Termination by Theta.  This Agreement may be terminated by Theta at any time prior to the Effective Time, whether before or after the receipt of the Theta Requisite Vote or the Kappa Requisite Vote, if:
(a)        there shall have been a Kappa Change of Recommendation; or
(b)        Kappa shall have breached any of its obligations under Section 7.2 or Section 7.3 in any material respect (other than any isolated act by any Representative of Kappa (excluding any director or officer of Kappa) which was not taken at the direction or with the knowledge of Kappa and did not lead to any Acquisition Proposal or cause other harm to Theta); or
(c)        there shall have been a breach of any of the covenants or agreements (other than Section 7.2 or Section 7.3) or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Kappa, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 9.2(a) or (b), unless such failure is reasonably capable of being cured and is cured by Kappa within forty-five (45) days following written notice from Theta to Kappa regarding such breach of inaccuracy.
Section 10.4                          Termination by Kappa.  This Agreement may be terminated by Kappa at any time prior to the Effective Time, whether before or after the receipt of the Theta Requisite Vote or the Kappa Requisite Vote, if:
(a)        there shall have been a Theta Change of Recommendation; or
(b)        Theta shall have breached any of its obligations under Section 7.2 or Section 7.3 in any material respect (other than any isolated act by any Representative of Theta (excluding any director or officer of Theta) which was not taken at the direction or with the knowledge of Theta and did not lead to any Acquisition Proposal or cause other harm to Kappa); or
(c)        there shall have been a breach of any of the covenants or agreements (other than Section 7.2 or Section 7.3) or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Theta, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 9.3(a) or (b), unless such failure is reasonably capable of being cured and is cured by Theta within forty-five (45) days following written notice from Kappa or Theta regarding such breach of inaccuracy.
Section 10.5                          Effect of Termination and Abandonment.
(a)        In the event of termination of this Agreement pursuant to this ARTICLE X, this Agreement (other than as set forth in this Section 10.5 and Section 11.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any fraud or Willful Breach of this Agreement.
(b)        In the event that this Agreement is terminated by Theta or Kappa pursuant to Section 10.2(c), then, Kappa shall reimburse Theta for all of its reasonable Expenses, up to a maximum amount of $20,000,000.  The fees provided for in this Section 10.5(b) shall be paid by wire transfer of same day funds to an account designated by Theta within two (2) Business Days after such termination.
(c)        In the event that this Agreement is terminated by Theta or Kappa pursuant to Section 10.2(b), then, Theta shall reimburse Kappa for all of their reasonable Expenses, up to a maximum amount of $20,000,000.  The fees provided for in this Section 10.5(c) shall be paid by wire transfer of same day funds to an account designated by Kappa within two (2) Business Days after such termination.
(d)        In the event that this Agreement is terminated by Theta pursuant to Section 10.3, then, Kappa shall pay Theta a fee equal to $37,000,000, by wire transfer of same day funds to an account designated by Theta, within two (2) Business Days after such termination.
(e)        In the event that this Agreement is terminated by Kappa pursuant to Section 10.4, then, Theta shall pay Kappa a fee equal to $37,000,000, by wire transfer of same day funds to an account designated by Kappa, within two (2) Business Days after such termination.
(f)        Each of Theta and Kappa acknowledges that the agreements contained in this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails to promptly pay or cause to be paid the amount due pursuant to this Section 10.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 10.5 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment.
(g)        In the event that legal action is taken by any party (including any of the Parties) against Kappa, the Kappa Board, Theta or the Theta Board in relation to the legality of the decision by the Kappa Board or the Theta Board to enter into or perform the agreements between Kappa and Theta set forth in Section 10.5(b), Section 10.5(c), Section 10.5(d), or Section 10.5(e), as the case may be, and, despite the party subject to the legal action having vigorously defended against such legal action, it is concluded by a final non-appealable judgment or decision of a court of competent jurisdiction that the decision by the Kappa Board or the Theta Board, as applicable, to enter into the agreements under Section 10.5(b), Section 10.5(c), Section 10.5(d), or Section 10.5(e), as applicable, is unlawful or unenforceable, then the Party that would be entitled to the termination payment under Section 10.5(b), Section 10.5(c), Section 10.5(d), or Section 10.5(e), as applicable (referred to as the "Recipient" for the purposes of this Section 10.5(g) and Section 10.5(h)), shall promptly remit to the Party that would be obligated to pay the termination payment under Section 10.5(b), Section 10.5(c), Section 10.5(d), or Section 10.5(e), as applicable, the portion of such termination payment (to the extent already paid) that such court has determined to be unlawful or unenforceable, net of any reasonable costs and expenses of the Recipient.
(h)        At the Recipient's option, the Recipient shall be entitled to assume and control the defense of any legal action referred to in Section 10.5(g) subject to the Recipient assuming all the costs relating to such defense.  In the event that the Recipient assumes such defense, the other Party shall fully cooperate with the Recipient's defense of such legal action, including by providing to the Recipient all such information regarding the other Party and its Board of Directors, and making available to Recipient such employees, officers and directors of such other Party, as the Recipient shall reasonably request.
(i)        Notwithstanding, anything to the contrary in this Agreement, any payments made pursuant to Section 10.5(b), Section 10.5(c), Section 10.5(d), or Section 10.5(e) shall constitute liquidated damages, and from and after the termination giving rise to such payment, neither Party shall have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 10.5.  In no event shall any Party be entitled to payment under Section 10.5(b), Section 10.5(c), Section 10.5(d), or Section 10.5(e) on more than one occasion.
ARTICLE XI
MISCELLANEOUS AND GENERAL
Section 11.1                          Survival.  This ARTICLE XI, the agreements of Theta and Kappa contained in Section 1.1 (Certain Defined Terms), Section 7.9 (Expenses), Section 10.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this ARTICLE XI.
Section 11.2                          Modification or Amendment.  Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all of the parties hereto, whether before or after approval of the matters presented in connection with the Merger by Theta stockholders and Kappa shareholders; provided that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by such stockholders or shareholders (as applicable) without such further approval.
Section 11.3                          Waiver of Conditions.  The conditions to each of the parties' hereto obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.
Section 11.4                          Counterparts.  This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
Section 11.5                          Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, including as to validity, interpretation, enforcement and effect, without regard to any applicable conflicts of law principles to the extent that the application of the Laws of another jurisdiction would be required thereby, except that (a) the internal affairs of the corporations party hereto that are organized and existing under the Laws of the State of Delaware, including fiduciary duties of the directors and officers of such corporations, and (b) all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Delaware General Corporation Law shall be governed by the Laws of the State of Delaware.
Section 11.6                          Jurisdiction; Enforcement; Waiver of Jury Trial.
(a)        The parties hereby irrevocably submit to the exclusive personal jurisdiction of the courts of the State of New York located in the county of New York and the federal courts of the United States of America for the Southern District of New York in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any such action, suit or proceeding, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or convenient, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such a New York state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(b)        EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.6.
(c)        The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the terms and provisions hereof exclusively in New York state or federal court and any appellate court therefrom, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
Section 11.7                          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail, addressed as follows:
(a)
If to Theta, to:

Terex Corporation
200 Nyala Farm Road,
Westport, CT 06880
United States of America
Attn: Eric I. Cohen, Esq., Senior Vice President, Secretary & General Counsel
Facsimile: +1 (203) 222-7170

Email:

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY  10004
United States of America
Attn: Philip Richter, Esq.
         David L. Shaw, Esq.
Facsimile: +1 (212) 859-4000
Email: philip.richter@friedfrank.com
         david.shaw@friedfrank.com

(b)
If to Kappa, Kappa, Inc. or Merger Sub, to:

Konecranes Plc
P.O. Box 661 (Koneenkatu 8)
 FI-05801 Hyvinkää
Finland
Attn: Sirpa Poitsalo, Vice President, General Counsel
Facsimile: +358 20 427 2099
Email:

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf, London E14 5DS
United Kingdom
 Attn: Scott V. Simpson, Esq.
         Lorenzo Corte, Esq.
Facsimile: +44 (0)207 519 7070
Email: scott.simpson@skadden.com
         lorenzo.corte@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
Section 11.8                          Entire Agreement.  This Agreement (including any exhibits hereto), and the Confidentiality Agreement, dated June 12, 2015, between Theta and Kappa (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.
Section 11.9                          No Third-Party Beneficiaries.  Except as provided in Section 7.10 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.  The parties hereto further agree that the rights of third-party beneficiaries under Section 7.10 shall not arise unless and until the Effective Time occurs.
Section 11.10                                        Obligations of Kappa.  Whenever this Agreement requires Merger Sub or to take any action, such requirement shall be deemed to include an undertaking on the part of Kappa to cause Merger Sub to take such action and a guarantee of the performance thereof.
Section 11.11                                        Definitions.  Each of the terms set forth in Annex I is defined on the page of this Agreement set forth opposite such term.
Section 11.12                                        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 11.13                                        Interpretation; Construction.
(a)        The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, Schedule, Annex or Exhibit, such reference shall be to a Section of, Schedule to, Annex of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The term "knowledge of Theta" shall be deemed to mean the actual knowledge of the individuals set forth in Section 11.13 of the Theta Disclosure Letter, after reasonable inquiry.  The term "knowledge of Kappa" shall be deemed to mean the actual knowledge of the individuals set forth in Section 11.13 of the Kappa Disclosure Letter, after reasonable inquiry.
(b)        The parties hereto have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 11.14                                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, including by way of operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party; provided, however, each of Kappa and Merger Sub may, with the consent of Theta (such consent not to be unreasonably withheld, conditioned or delayed) assign this Agreement, or any portion of, or any of its obligations under, this Agreement, to one or more (i) direct or indirect wholly-owned Subsidiaries of Kappa or Merger Sub, as applicable, (ii) parent companies that, directly or indirectly wholly-own Kappa or Merger Sub, as applicable, or (iii) any Person that is controlled by the same Person or Persons that control Kappa or Merger Sub, as applicable.
Section 11.15                                        Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties hereto agree that, in the event of any actual or threatened breach or failure to comply by any party hereto of or with any covenant, obligation or other provision set forth in this Agreement:  (a) any other party hereto shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to such other party hereto), to:  (i) demand, or seek an Order of, specific performance to enforce the observance and performance of such covenant, obligation or other provision and (ii) seek an injunction restraining such actual or threatened breach or failure; and (b) such other party hereto shall not be required to provide any bond or other security in connection with any such demand, Order or injunction or in connection with any related action or legal proceeding.
Section 11.16                                        Guarantee.  Kappa agrees to take all action necessary to cause Kappa, Inc. and Merger Sub, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.  Kappa unconditionally guarantees to Theta the full and complete performance by Kappa, Inc. and Merger Sub of their respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Kappa, Inc. or Merger Sub under this Agreement.  This is a guarantee of payment and performance and not collectibility.  Kappa hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Kappa, Inc. or Merger Sub. as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 11.16.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
KONECRANES PLC

By:	/s/ Stig Gustavson
Name: Stig Gustavson
Title: Chairman

KONECRANES, INC.

By:	/s/ Teo Ottola
Name: Teo Ottola
Title: Chief Financial Officer

KONECRANES ACQUISITION COMPANY LLC

By:	/s/ Teo Ottola
Name: Teo Ottola
Title: Chief Financial Officer

TEREX CORPORATION

By:	/s/ Eric I Cohen
Name: Eric I Cohen
Title: Senior Vice President, Secretary and General Counsel